     As filed with the Securities and Exchange Commission on July 26, 2001
                            Registration No. 333-65954
--------------------------------------------------------------------------------
                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549
                           --------------------------
                                Amendment No. 1
                                       To
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------
                               STARUNI CORPORATION
                 (Name of small business issuer in its charter)

              California                                 95-2210753
      (State or other Jurisdiction of      (I.R.S. Employer Identification No.)
        Incorporation or Organization)

                          1642 Westwood Blvd. Suite 201
                             Los Angeles, Ca. 90024
                                 (310) 470-9358
          (Address and telephone number of principal executive offices and principal place of business)

                                Bruce D. Stuart
                          1642 Westwood Blvd. Suite 201
                             Los Angeles, Ca. 90024
                                 (310) 470-9358
            (Name, address and telephone number of agent for service)
             _______________________________________________________
                        COPIES OF ALL CORRESPONDENCE TO:
                              GREGORY BARTKO, ESQ.
                       Law Office of Gregory Bartko, Esq.
                           3475 Lenox Road, Suite 400
                             Atlanta, Georgia 30326
                                 (404) 238-0550

                APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this registration statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

================================================================================
==================
                             PROPOSED MAXIMUM  PROPOSED MAXIMUM       AMOUNT OF
TITLE OF EACH CLASS OF         AMOUNT TO BE   OFFERING PRICE PER  AGGREGATE
OFERING  REGISTRATION
SECURITIES TO BE REGISTERED     REGISTERED        SECURITY(1)           PRICE
          FEE
---------------------------- ---------------- ------------------
-----------------  -------------
Shares of Common Stock,
$.0001 par value(2)(3)(5)       25,750,000          $.08              $2,060,000
      $573.00
---------------------------- ---------------- ------------------
-----------------  -------------
Shares of Common Stock,
$.0001 par value(4)(6)           4,250,000          $.08              $340,000
      $ 95.00
---------------------------- ---------------- ------------------
-----------------  -------------
      Total                     30,000,000          $.08              $2,400,000
      $668.00
================================================================================
==================

    (1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933.

    (2)      In  the  event  of  a  stock  split,   stock  dividend  or  similar
             transaction involving our common stock, in order to prevent dilution, the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933, as amended.

    (3) In accordance with Rule 457(c), the aggregate offering price of shares of our common stock is estimated solely for purposes of calculating the registration fees payable pursuant hereto, using the average of the high and low sales price reported by the Electronic Bulletin Board for our common stock on June 27, 2001, which was $.08 per share and, with respect to shares of our common stock issuable upon exercise of outstanding warrants, the higher of
             (i) such average sales price or (ii) the exercise price of such warrants.

    (4) Although we have used the average of the high and low price per share of our common stock as quoted on the OTC Electronic Bulletin board on July 26, 2001 as required by Rule 457(c) of the Securities Act of 1933, the actual price per share of the common stock to be issued to Boat Basin will vary based on the daily bid price of our common stock during the calendar month prior to each put, as provided for in the investment agreement hereinafter described in this registration statement. The purchase price of our common stock to Boat Basin will be equal to 75% of the lowest closing bid price of our common stock during the calendar month prior to the date of each put notice. The investment agreement allows us to put shares of common stock to Boat Basin each calendar month over the 24-month period of the agreement, for amounts up to $150,000 per request for an aggregate of up to $2,000,000.

    (5) Represents our current estimate of the number of shares of common stock that may be issued to Boat Basin in connection with the investment agreement dated September 28, 2000, pursuant to which

             $2,000,000 million worth of common stock would be issued to Boat Basin after the date this registration statement becomes effective.

    (6) Includes 750,000 shares of common stock we are obligated to issue to Capstone Partners, L.C. pursuant to the terms of a placement agent agreement dated as of October 13, 2000 by and between us and Capstone Partners, L.C., a Utah limited liability company, in connection with the issuance of shares of common stock and common stock purchase warrants to Boat Basin pursuant to the terms of the investment agreement by and between us and Boat Basin.

    (7) Includes 1,000,000 shares of common stock upon exercise of outstanding commitment warrants issued to Boat Basin pursuant to the investment agreement and the commitment warrants of that same date, exercisable at 75% of the lowest closing bid price of our common stock for any five day period during the 30 days prior to the receipt of a notice to exercise any or all of these warrants.

                                ----------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------

                    Subject to completion dated July 26, 2001
                                    PROSPECTUS

                     UP TO 30,000,000 SHARES OF COMMON STOCK
         ISSUABLE PURSUANT TO A PRIVATE EQUITY LINE OF CREDIT AGREEMENT
                                       AND
                        COMMON STOCK PURCHASE WARRANTS OF
                               STARUNI CORPORATION
               --------------------------------------------------

         We are registering for resale on the over-the-counter electronic bulletin board maintained by the National Association of Securities Dealers,
Inc.:

           o up to 25,750,000 shares of common stock issuable to the selling shareholders, pursuant to an investment agreement with Boat Basin Investors, LLC; and

           o up to 4,250,000 shares of common stock issuable upon the exercise of up to 4,250,000 common stock purchase warrants to issue to the selling shareholders pursuant to the investment agreement.

         The registration statement of which this prospectus forms a part registers for resale an aggregate of up to 30,000,000 shares of our common stock that may be issued through an investment agreement that we entered into with Boat Basin as further described in this prospectus. The shares we are registering pursuant to the registration statement of which this prospectus forms a part do not constitute all the shares that may be registered pursuant to the investment agreement. Depending upon how much money we request from Boat Basin and the price of our common stock in the future, we may issue substantially more shares to Boat Basin pursuant to the investment agreement. The issuance of additional shares of our common stock to Boat Basin would result in the dilution of our outstanding shares.

         We will receive the sale price of any common stock that we may sell through the investment agreement, and Boat Basin may resell those shares pursuant to this prospectus. We may also receive approximately $255,000 if warrants to purchase 4,250,000 shares of common stock to issue to the selling shareholders (assuming issuance of 25,000,000 shares of common stock to Boat Basin pursuant to the investment agreement) are exercised. Since our warrants allow for cashless exercise, no additional cash may be received by us at the time our warrants are exercised. We will not receive any proceeds from the selling shareholder's resale of our common stock.

         The selling shareholders and any participating broker-dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any commissions or discounts given to any such broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act of 1933. We have not registered the shares or warrants for sale by the selling shareholders under the securities laws of any state as of the date of this prospectus. Brokers or dealers effecting transactions in the shares or warrants should confirm the registration of these securities under the securities laws of the states in which transactions occur or the existence of an exemption from registration.

         The selling shareholders may sell the common stock at prices and on terms determined by the market, in negotiated transactions or through underwriters.

         Currently, only a limited public market exists for our common stock. You are not assured that any public market will continue in the future. Our common stock is quoted on the electronic bulletin board maintained by the National Association of Securities Dealers, Inc. under the symbol "SRUN." The bid price on the Bulletin Board for our common stock as of July 26, 2001 was $.07 per share.
                         -------------------------------
         Shares of common stock issued pursuant to the investment agreement and pursuant to our common stock purchase warrants involve a high degree of risk and substantial and immediate dilution and should not be purchased by anyone who cannot afford to risk the loss of their entire investment. See "Risk Factors" beginning on page 11.

         These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

--------------------------------------------------------------------------------
|   You should only rely on the information contained in this prospectus. We   |
|   have not authorized anyone to provide you with information different       |
|   from that contained in this prospectus. This prospectus does not           |
|   constitute an offer or a solicitation of an offer by anyone in any         |
|   jurisdiction in which such offer or solicitation is not authorized or is   |
|   unlawful. The information contained in this prospectus is accurate only    |
|   as of the date of this prospectus, regardless of the time of delivery of   |
|   this prospectus or of any distribution of the options.                     |
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

SUMMARY..........................................................7
RISK FACTORS.....................................................11
FORWARD-LOOKING STATEMENTS.......................................18
USE OF PROCEEDS..................................................18
DIVIDEND POLICY..................................................18
CAPITALIZATION...................................................19
DILUTION.........................................................19
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION........................................................19
BUSINESS.........................................................25
PRICE RANGE OF COMMON STOCK......................................32
MANAGEMENT.......................................................32
DESCRIPTION OF CAPITAL STOCK.....................................36
SHARES ELIGIBLE FOR FUTURE SALE..................................40
PRINCIPAL AND SELLING SHAREHOLDERS...............................41
PLAN OF DISTRIBUTION.............................................43
THE PRIVATE EQUITY LINE OF CREDIT AGREEMENT......................47
EXPERTS..........................................................50
LEGAL MATTERS....................................................50
ADDITIONAL INFORMATION...........................................50
                            ------------------------

                               Prospectus summary

      This summary highlights information contained elsewhere in this prospectus. Investors should read the entire prospectus carefully, including the financial statements which are a part of this prospectus. This prospectus contains forward-looking statements. The outcome of the events described in these forward-looking statements is subject to risks, and actual results could differ materially. The sections entitled "Risk Factors," "Management's Discussion and Analysis," as well as other sections in this prospectus, contain a discussion of some of the factors that could contribute to those differences.

Our company

      We were originally incorporated under the laws of California in 1962 in California as Altius Corporation. All references in this prospectus to our company refer to Staruni Corporation and its subsidiaries and predecessors, unless the context indicates otherwise. In March 1997, we changed our name to Staruni Corporation to reflect the acquisition of Starnet Universe Internet, Inc., a web developer and internet service provider.

Our business

      We are an internet service provider with its main office located in Los Angeles, California. We provide a wide array of internet-based services tailored to meet the needs of individual and business customers, including customers with little or no online experience. We do business mainly in Southern California. However we now offer dial up internet access throughout the United States and Canada. We presently have more than 2,000 customers. Our recent growth is attributable, in part, to the use of media advertising. We operate our internet service business through our Cyberhotline division, and advertise our internet site under the trade name "Cyberhotline."

      As an internet service provider, we provide a number of value-added services, such as dedicated high-speed access, news access, web hosting and server co-location. We plan to evaluate and develop potential new value-added services, and will seek to leverage our current sales, marketing and network capabilities in an attempt to create additional revenue opportunities. We believe that a user-dense, regionally focused customer base will provide an excellent platform for the introduction of new value-added services that can take advantage of brand awareness and economies of scope and scale, potentially including internet telephony and video and audio programming distribution.

Our internet market

      The internet has become one of the fastest-growing means of communication, reaching consumers and businesses worldwide. The internet allows millions of users to obtain and share information, interact with each other and conduct business electronically. Jupiter Communications recently estimated that the number of internet users worldwide will more than triple within the next five years, increasing from 200 million users as of June, 2000 to 600 million users in 2005. Lower computer prices, faster, easier and cheaper internet access, improvements in the performance and speed of personal computers and modems, and an increase in the information and services available on the internet are among the factors fueling the growth of internet users. We believe the creation of a user-friendly portal designed to help sales professionals become more efficient and productive, with information, products and services to suit their specific needs, is an emerging market opportunity. According to Merrill Lynch, the overall market for corporate portals could grow from $4.4 billion in 1999 to more than $14 billion by 2002, with field and sales support a potential $4 billion segment of the market. We believe a properly developed, user-friendly portal designed exclusively for the sales professional could change how sales professionals do business in the future.

Our principal offices

      Our executive offices are located at 1642 Westwood Blvd., Suite 201, Los Angeles, Ca. 90024, and our telephone number is (310) 470-9358. Our web site address is www.staruni.com. Information contained on our web site or any other web site does not constitute a part of this prospectus.

Recent developments--the Boat Basin transaction

      On September 28, 2000, we entered into an investment agreement with Boat Basin. Under the investment agreement, also referred to as an equity line, we have the option to sell, or "put" up to $2,000,000 of our common stock to Boat Basin, subject to a formula based on stock price and trading volume, over a twenty-four month period beginning on the effective date of the registration statement, of which this prospectus is a part. In addition, as consideration for entering into the equity line agreement, we issued to Boat Basin a warrant to purchase 1,000,000 shares of our common stock at a price equal to 75% of the lowest closing bid price of our common stock during the 30 days prior to the date that Boat Basin elects to exercise all or part of these commitment warrants. We may issue additional warrants to Boat Basin under the terms of the equity line agreement. We describe this transaction in more detail under the caption "The Private Equity Line of Credit Agreement."

                                  The offering

      By means of this prospectus, the selling shareholders are offering for resale up to 30,000,000 shares of our common stock. We are required under our investment agreement with Boat Basin to initially register the number of shares we estimate will be issued to Boat Basin pursuant to the investment agreement. We have elected to register 30,000,000 shares, currently, which amount may need to be increased through filing additional registration statements in the future in order for us to access the full amount available under our investment agreement with Boat Basin. The selling shareholders may sell the common stock at prices and on terms determined by the market, in negotiated transactions and through underwriters. We are also registering for resale shares of our common stock to be received by our placement agent, Capstone Partners, L.C. under the terms of our agreement with Capstone Partners.


Securities Offered                            An aggregate of 30,000,000 shares
                                              of Common Stock.

Common Stock outstanding before offering      33,116,899 shares of Common Stock.

Common Stock outstanding after offering       63,116,899 shares of Common Stock.

Offering Put Options                          As part of the securities offered
                                              and registered hereby, we have
                                              entered into an investment agree-
                                              ment where we, at our option, may
                                              put shares of our common stock to
                                              Boat Basis, up to an aggregate
                                              amount of $2,000,000. This is
                                              referred to as the put option to
                                              Boat Basin.

Risk Factors                                  The securities offered hereby
                                              involve a high degree of risk.
                                              Prospective investors should
                                              carefully consider certain risk
                                              factors relating to an investment
                                              in the company. See "Risk
                                              Factors."

Bulletin Board Symbol                         Common stock--"SRUN"

Market for common stock                       The common stock trades in the
                                              over-the-counter market on the
                                              Bulletin Board maintained by the
                                              NASD.

Registration Rights                           We have agreed to provide certain
                                              registration rights, including
                                              shelf registration and piggyback
                                              rights, to Boat Basin. The
                                              securities offered hereby shall be
                                              offered as a shelf registration as
                                              set forth under Rule 415 of the
                                              Securities Act of 1933, as
                                              amended, and as agreed upon in the
                                              agreement with Boat Basin.

Resales by Selling Shareholder                This prospectus relates to common
                                              stock being registered on behalf
                                              of the selling shareholders. We
                                              will not receive any cash or other
                                              proceeds in connection with the
                                              subsequent re- sales. However, we
                                              will receive proceeds from sales
                                              of shares to Boat Basin under our
                                              put option and upon the cash
                                              exercise of warrants held by Boat
                                              Basin and Capstone Partners. We
                                              are not selling any common stock
                                              on behalf of the selling
                                              shareholders and we have no
                                              control or affect on the selling
                                              shareholders. See "Selling
                                              Shareholders"

Absence of Dividends; Dividend Policy         To date, we have not paid
                                              dividends on our common stock and
                                              do not anticipate paying divi-
                                              dends on our common stock in the
                                              foreseeable future. Payment of
                                              dividends is subject to review of
                                              our board of directors from time
                                              to time in light of, among other
                                              things, our earnings and financial
                                              position. See "Risk Factors."

Transfer Agent                                Signature Stock Transfer, 14675
                                              Midway Road, Suite 221, Addison,
                                              Texas 75001.


                       SUMMARY CONSOLIDATED FINANCIAL DATA

     The following table summarizes the financial data for our business. This information is qualified by reference to, and should be read together with, the historical financial data for the years ended September 30, 1999 and 2000 and the six month period ended March 31, 2000 and 2001, and should be read in conjunction with our audited financial statements included elsewhere in this prospectus. The data presented below should also be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the financial statements and accompanying notes appearing elsewhere in this prospectus.

                                      Fiscal Year Ended         Six Months Ended
                                        September 30,                March 31,
                                       2000       1999       2001        2000
                                    ---------------------  ---------------------
Statement of Operations Data:

    Revenue                        $ 205,949   $ 209,801  $ 168,904    $128,089
    Operating cost and
       expenses                      472,995     514,557    180,022     176,259
    Income (loss) from operations   (267,046)   (304,756)   (11,118)    (48,170)
    Interest expense                   ---         ---        ---          ---
    Income from investments            5,590       ---
    Net (loss) from operations
       and sale of discontinued
       operations                      ---         ---       (9,385)       ---

    Income tax expense                 ---         ---         ---         ---

Net Income (loss)                  $(261,456)  $(304,756) $ (20,503)   $(48,170)
                                   ==========  ========== ==========   =========
Basic and diluted income (loss)
per share                          $   (0.02)  $   (0.04) $  (--)      $  (--)
                                   ==========  ========== ==========   =========

The following table includes a summary of our balance sheet at March 31, 2001 on an actual basis:

     Balance Sheet Data                             As of March 31, 2001
                                                    --------------------

      Current assets.........................................$  169,842
      Total assets........................................... 1,670,053
        Total current liabilities............................     7,530
      Total long term debt...................................      ---
      Total liabilities......................................     7,530
      Total stockholders' equity.............................$1,662,523

                                  RISK FACTORS
                                  ------------

      An investment in our securities involves a high degree of risk. In addition to the other information in this prospectus, you should carefully consider the following risk factors before investing in our securities.

      Our business prospects are difficult to evaluate because we are a new company. We began operations in July 1995, and launched our internet service provider services in September, 1998. Because we have a short operating history, it may be difficult for you to assess our growth and earnings potential. We have faced many of the difficulties that companies in the early stages of their development often face. These have included, among others:

      o   competition from larger, more established companies;
      o   limited financial resources;
      o   high marketing and other costs;
      o difficulty recruiting qualified employees for management and other positions;
      o developing and marketing a new product for which a market is not yet established and may never become established;
      o   delays in reaching our marketing goals;
      o challenges related to the development and coding of software to support our web site; and
      o   lack of sufficient customers, revenues and cash flow.

      We may continue to face these and other difficulties in the future, some of which may be beyond our control. If we are unable to successfully address these problems, our future growth and earnings will be negatively affected.

      We have lost money, expect future losses, and may never become profitable. Due in large part to our development and start up costs, we have experienced a net loss of $(261,456) as of our fiscal year end September 30, 2000, and a net loss of $(_________) as of the end of second quarter end on March 31, 2001. We expect to continue to lose money until we are able to improve our revenues and/or lower our costs. You should keep in mind that there is no assurance that we will ever generate enough revenue to cover our costs and we may never earn or sustain a profit. If we continue to lose money over an extended period of time, we may be unable to expand or to continue our business.

      In connection with our consolidated financial statements for the period ended September 30, 2000, our independent certified public accountant expressed substantial doubt about our ability to continue operating as a going concern. This doubt was based on our low levels of cash and other material assets and our failure to establish a source of revenues sufficient to cover our operating costs. We may receive a similar opinion in connection with future audits of our financial statements.

      Our future revenue and operating results are unpredictable and may fluctuate. Our short operating history and the rapidly changing nature of the market in which we compete make it difficult to accurately forecast our revenues and operating results. Our operating results are unpredictable and we expect them to fluctuate in the future due to a number of factors. These factors may include, among others:

       o   growth of the internet;
       o   demand for our services;
       o our ability to develop and introduce new products and services in response to changing market conditions and customer preferences;
       o the amount and timing of operating costs and capital expenditures relating to the growth of our business;
       o the announcement or introduction of new or enhanced products or services by our competitors;
       o technical difficulties with customers' use of our web site or service interruptions; and
       o   changes in general economic or industry conditions.

      Period-to-period comparisons of our operating results are not a good indication of our future performance. It is likely that our operating results in some periods will fall short of market expectations. If this occurs, the price of our stock may fall.

      We may need additional financing, which may or may not be available to us. We believe the proceeds from the investment agreement may be sufficient to meet our cash requirements and current plans over the next 12 months. Our ability to raise funds under the investment agreement is subject to certain conditions, however, including, among others, an effective registration statement covering the resale of the shares sold under the investment agreement, the price of the stock and a limitation on our ability to issue shares based on the volume of trading in the common stock. There is no guarantee that the conditions required to raise funds under the investment agreement will be met. If we are unable to raise funds under the investment agreement, our financial condition could be harmed.

      We anticipate that we can meet future cash needs with improved product and advertising sales, sponsorship and partner revenues, services revenue, the sale of equity securities and/or debt financing. There is no guarantee, however, that we will be able to meet our cash requirements from these sources. If our capital requirements or cash flow vary significantly from our current estimates or if unforeseen circumstances occur, we may require additional financing sooner than we currently anticipate. Our failure to raise these funds may:

       o   restrict our growth;
       o limit our development of new products or services or improvements to existing products and services;
       o   limit our ability to take advantage of future opportunities;
       o   lessen our ability to compete;  and
       o   limit our  ability to continue operations.

      There is no assurance that additional financing will be available, if needed, or that it will be available on attractive terms. In addition, any sale of equity securities may involve substantial dilution to our then-existing shareholders. Rising interest rates could increase the costs of any debt financing.

      We do not expect to pay dividends in the foreseeable future. We currently intend to retain any future earnings to finance the growth and development of our business. Therefore, we do not expect to pay any cash dividends in the foreseeable future. Any future dividends will depend on our earnings, if any, and our financial requirements.

      Our success will depend on our ability to keep pace with advances in internet-related technologies. To be successful, we must be able to adapt to rapidly changing internet technologies by continually enhancing our products and services and introducing new services to meet our customers' changing needs. If we need to modify our products and services, we could incur significant costs. If we are unable to adapt, our existing web site, services and technology could become obsolete and our customers may switch to the products and services of our competitors. Higher costs, fewer customers and lower revenues could negatively affect our business, results of operation and financial condition.

      Our business depends on the continued growth of the internet. Our future success depends in part on the continued growth of the Internet. Rapid growth in the use of, and interest in, the Internet is a recent phenomenon and it may not continue. Our business could be harmed if any of the following occur:

      o the use of the Internet does not continue to grow or grows slower than expected;
      o the Internet's infrastructure does not effectively support the growth that may occur; and
      o the performance and reliability of the Internet suffers as usage grows.

      We may be unable to protect our trademarks and proprietary rights. Our ability to compete depends on our systems and technology. We have no patents or registered trademarks. Although we have taken steps to protect our proprietary rights and intellectual assets, unauthorized parties may attempt to copy aspects of our services or obtain and use information we consider proprietary. Policing the unauthorized use of our proprietary rights is difficult. We cannot guarantee that no harm or threat will be made to our intellectual property. The misappropriation of our intellectual property or potential litigation to enforce our rights could increase our costs and harm our business.

      We may unintentionally infringe on the proprietary rights of others. We may be subject to claims alleging that we have infringed on the proprietary rights of others. These claims could result in significant damages. Even if any of these claims ultimately prove to be without merit, the time and costs associated with defending such claims could harm our business.

      Our online security measures may fail. Our relationships with our customers and our business may be negatively affected if the security measures we use to protect the privacy of personal or confidential information do not work. Our computer infrastructure is potentially vulnerable to physical or electronic computer break-ins, viruses and similar disruptions. Someone who is able to get around our security measures could also misappropriate our proprietary information. We may need to incur significant costs to protect against security breaches or to resolve problems caused by any breaches. There is no guarantee that we will be able to prevent any security breach, and our failure to do so could harm our reputation, operations and financial condition.

      We may be unable to attract and retain qualified employees and key personnel. Our future success depends on our ability to find, hire, train, motivate and keep highly qualified technical, managerial and other personnel. The competition for qualified employees is high and we may be unable to attract, assimilate, motivate and keep the personnel we need. This could have a negative affect on our business, operating results and financial condition.

     We rely heavily on the performance of our executive officers and key technical and graphic employees. We do not have employment agreements or "key person" life insurance policies on any of our officers or other employees. If we lose the services of any of our executive officers or key employees, it could harm our business.

     Our stock price may be volatile. The stock market in general, and the stock prices of technology and internet-related companies in particular, have experienced dramatic fluctuations that have often been unrelated to the operating performance of any particular company or companies. In addition, small company stock prices have tended to be volatile due to their less certain growth prospects, the lower degree of liquidity in the markets for such stock, and the greater sensitivity of small companies to changing economic conditions. These market fluctuations could cause the price of our stock to go down regardless of our actual operating performance, and you could lose all or a part of your investment.

     Future sales of common stock could cause our stock price to go down. The sale of a large number of our shares, or the perception that such a sale may occur, could lower our stock price. These sales may make it more difficult for us to sell equity securities in the future at a time and price that we consider appropriate.

     As of July 26, 2001, 24,949,139 shares of our common stock may be considered "restricted securities" and may only be sold pursuant to a registration statement, in compliance with Rule 144 of the Securities Act of 1933, as amended, or pursuant to another exemption from registration. Many of these shares are eligible for resale in the public market at the present time.

     There are rules for low-priced stocks that may affect your ability to resell your shares of stock. Our common stock is currently considered "penny stock" under federal securities laws. Penny stock rules generally impose additional sales practice and disclosure requirements on broker-dealers who sell our shares to certain investors. These rules may affect the ability of broker-dealers to make a market in or trade our shares. This, in turn, may affect your ability to resell those shares in the public market.

     We may incur substantial costs under our indemnification policies. Under certain circumstances, we may indemnify (secure against loss or damages) our officers, directors and agents against attorney's fees and other expenses they incur and judgments against them in any litigation that are due to their association with us or activities on our behalf. We may also incur the expenses of such litigation or of any of our officers, directors, employees or agents if they promise to repay the expenses should it later be determined that they are not entitled to indemnification. We may incur substantial costs under this policy, which we may be unable to recover even if entitled to do so.

     We exclude certain liabilities on the part of our directors. We exclude personal liability on the part of our directors for monetary damages for breach of fiduciary duty, except in certain cases. This means we will have a more limited right of action against our directors than we would otherwise have. This will not, however, affect the liability of any director under federal or applicable state securities laws.

     We have discretion on how to use any proceeds from the investment agreement. Our management has broad discretion on how to spend any proceeds we receive from the private equity line of credit agreement and may spend the proceeds in ways that differ from the proposed uses in this prospectus. Our shareholders may not agree with our spending decisions. If we fail to spend the proceeds effectively, our business and financial condition could be harmed.

     We may need additional capital beyond the investment agreement with Boat Basin. We believe, based on currently-proposed plans and assumptions relating to our operations, that existing capital and anticipated funds from operations, should be sufficient to fund our current operations and other capital needs for the next 18 months. However, in the event that our plans change or our assumptions and estimates change or prove to be inaccurate, we could be required to seek additional financing in order to sustain operations or achieve future expansion. We have made no arrangements to obtain future additional financing, and there can be no assurance that such additional funds will be available or that if available, such additional funds will be on terms acceptable to us. We will receive no proceeds from the sale of the securities offered by this prospectus. However, we will receive proceeds from any sales of shares to Boat Basin under our put option and upon the cash exercise of warrants held by Boat Basin and Capstone Partners.

     We may be unable to obtain sufficient funds from the Boat Basin investment agreement to meet our liquidity needs. The future market price and volume of trading of our common stock limits the rate at which we can obtain money under the Boat Basin investment agreement. Further, we may be unable to satisfy the conditions contained in the equity line agreement, which would result in our inability to draw down money on a timely basis, or at all. If the price of our common stock declines, or trading volume in our common stock is low, we will be unable to obtain sufficient funds to meet our liquidity needs.

     Our common stock is deemed to be a "penny stock" and subject to additional broker-dealer regulations. Our common stock is listed on the Over-The-Counter Bulletin Board maintained by the NASD. Our securities currently are covered by Rule 15g-9 under the Securities Exchange Act of 1934 that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and institutional accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse). For transactions covered by the rule, a broker-dealer must furnish to all investors in penny stocks, a risk disclosure document required by Rule 15g-9 of the Securities Exchange Act of 1934, make a special suitability determination of the purchaser and have received the purchaser's written agreement to the transaction prior to the sale. In order to approve a person's account for transactions in penny stocks, the broker or dealer must (i) obtain information concerning the person's financial situation, investment experience and investment objectives; (ii) reasonably determine, based on the information required by paragraph (i) that transactions in penny stock are suitable for the person and that the person has sufficient knowledge and experience in financial matters that the person reasonably may be expected to be capable of evaluating the rights of transactions in penny stock; and (iii) deliver to the person a written statement setting forth the basis on which the broker or dealer made the determination required by paragraph (ii) in this section, stating in a highlighted format that it is unlawful for the broker or dealer to effect a transaction in a designated security subject to the provisions of paragraph (ii) of this section unless the broker or dealer has received, prior to the transaction, a written agreement to the transaction from the person; and stating in a highlighted format immediately preceding the customer signature line that the broker or dealer is required to provide the person with the written statement and the person should not sign and return the written statement to the broker or dealer if it does not accurately reflect the person's financial situation, investment experience and investment objectives and obtain from the person a manually signed and dated copy of the written statement. A penny stock means any equity security other than a security (i) registered, or approved for registration upon notice of issuance on a national securities exchange that makes transaction reports available pursuant to 17 CFR 11Aa3-1 (ii) authorized or approved for authorization upon notice of issuance, for quotation in the NASDAQ system; (iii) that has a price of five dollars or more or (iv) whose issuer has net tangible assets in excess of $2,000,000 demonstrated by financial statements dated less than fifteen months previously that the broker or dealer has reviewed and has a reasonable basis to believe are true and complete in relation to the date of the transaction with the person. Consequently, the rule may affect the ability of broker dealers to sell our securities and also may affect the ability of purchasers in this offering to sell their shares in the secondary public market.

                           FORWARD-LOOKING STATEMENTS

     Except for historical information, the information contained in this prospectus and in our reports filed with the Securities and Exchange Commission are "forward looking" statements about our expected future business and financial performance. These statements involve known and unknown risks, including, among others, risks resulting from economic and market conditions, the regulatory environment in which we operate, pricing pressures, accurately forecasting operating and capital expenditures and clinical trial costs, competitive activities, uncertainties of litigation and other business conditions, and are subject to uncertainties and assumptions contained elsewhere in this prospectus. We base our forward-looking statements on information currently available to us, and we assume no obligation to update these statements. Our actual operating results and financial performance may prove to be very different from what we have predicted as of the date of this prospectus due to certain risks and uncertainties. The risks described above in the section entitled "Risk Factors" specifically address some of the factors that may affect our future operating results and financial performance.

                                DIVIDEND POLICY

     We have never declared or paid any dividends on our common stock. We do not anticipate paying any cash dividends in the foreseeable future. We currently intend to retain future earnings, if any, to finance operations and the expansion of our business. Any future determination to pay cash dividends will be at the discretion of the board of directors and will be dependent upon our financial condition, operating results, capital requirements and such other factors as the board of directors deems relevant.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the resale of the common stock being sold by the selling shareholders. However, we will receive proceeds from any sales of shares to Boat Basin under our put options and upon the cash exercise of warrants held by Boat Basin and by Capstone Partners. If we fully exercise our put options to Boat Basin, we will receive approximately $2,000,000 in gross aggregate proceeds. We expect gross aggregate proceeds to be used as follows:

Expenses of Financing

     Expenses of Registration, Issuance and Distribution         $  200,000

Working Capital

     Marketing collateral, and advertisement      $1,600,000
     Other working capital needs                  $  200,000

     Total proceeds                                              $2,000,000
                                                                 ==========
     Boat Basin and Capstone Partners are not obligated to exercise the warrants they receive under their respective agreements. There can be no assurance that Boat Basin or Capstone Partners will choose to exercise all or any of their warrants. We will not receive any proceeds from the exercise of any warrants by Boat Basin or Capstone Partners that may be exercised by them on a cashless basis. Cash proceeds that we may receive from the exercise of some or all of the warrants to issue to Boat Basin and Capstone Partners would be used for working capital purposes.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of March 31, 2001. Our capitalization is presented (i) on an actual basis at that date; and (ii) on a pro forma basis. For purposes of the pro forma capitalization table, we have assumed that the following events have occurred as contemplated in the investment agreement:

           o the issuance under the equity line of 25,750,000 shares of common stock for $2,060,000 at a rate based on a $.08 per share market price;

           o the issuance to and exercise of warrants to purchase common stock under the investment agreement for 4,250,000 shares of common stock at a rate based on a $.08 per share market price, or $340,000;

     We have no control over the exercise of these warrants and we are unable to determine how many shares and warrants will be issued under the investment agreement. The following table should be read in conjunction with our financial statements and the related notes thereto contained elsewhere in this prospectus.

                                          Actual
                                       Capitalization    ________Pro forma as of
March 31, 2001____
                                      As of March 31,    Issuance of
Issuance and     Total
                                          2001           Equity Line
Exercise of     With

Warrants for     Issue
                                                                         Common
Stock

------------------------------------------------------------------
    Maximum Number of Shares to issue                     25,750,000
4,250,000        30,000,000
    Maximum dollar values to be received                  $2,060,000
$340,000        $2,400,000

    Long term obligations...............$  ---            $  ---         $  ---
        $   ---

    Stockholders' equity
    Common stock, no par
    value authorized--
    250,000,000--shares
    issued and outstanding-
    33,116,899..........................$2,810,348        $2,060,000
$340,000        $5,210,348
    Common stock issued and not paid.... (410,781)           ---            ---
          (410,781)
    Accumulated (deficit)............... (737,044)           ---            ---
          (737,044)

    Net stockholders' equity..........  $1,662,523        $2,060,000
$340,000        $4,062,523
                                        ===========       ==========
========        ===========

     Please read the capitalization table with Management's Discussion and Analysis of Financial Condition and Results of Operations and the financial statements included in this prospectus.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

General

     Our major focus has been the creation and development of our internet service provider business. As a by-product, we have also been involved in the development of our web hosting and web design business.

Results of Operations

     Comparison of the year ended September 30, 2000 to the year ended September 30, 1999

     Sales

     Sales for the year ended September 30, 2000, decreased to $205,949 from $209,801 for the year ended September 30, 1999. We believe that the slight (1.8%) decrease in revenues is primarily attributable to a slowing in growth of new accounts resulting from our decision to decrease the amount of advertising we have conducted.

     Losses

     Net Losses for the year ended September 30, 2000, decreased to $261,456 from $304,756 for the year ended September 30, 1999. The decrease in losses is primarily attributable to a decrease in advertising costs during the fiscal year.

     We expect that we may continue to incur losses at least through fiscal 2001 and there can be no assurance we will achieve or maintain profitability or that revenues will be generated or that growth can be sustained in the future.

     Expenses

     Total operating expenses for the year ended September 30, 2000, decreased to $472,995 from $514,557 for the year ended September 30, 1999.

     Computer and internet related expenses increased to $167,271 in the year ended September 30, 2000 from $154,444 in the year ended September 30, 1999. The increase in computer and internet expenses is primarily attributable to the increase in our internet service provider business.

     General and administrative expenses decreased to $305,724 in the year ended September 30, 2000 from $360,113 in the year ended September 30, 1999. The decrease in general and administrative expenses was the result of a decrease in advertising and technical support costs.

     Liquidity and capital resources

     Cash flow used by operations was $200,982 for the year ended September 30, 2000, as compared to cash flows used in operations of $287,825 for a comparable period in 1999. Negative cash flows in 2000 were primarily attributable to marketing costs.

     Cash flow used from investing activities increased to $11,821 for the year ending September 30, 2000, from $513 for the comparable period in 1999.

     Cash flow generated from financing activities was $102,500 for the year ending September 30, 2000, as compared to $427,000 for the comparable period in 1999. Our financing activities have primarily consisted of private placements of our common stock. Financing activities for the year ending September 30, 2000, were conducted outside the United States.

     We have partially funded our cash needs during the last fiscal year through the issuance of our common stock for cash. We may, if necessary, to cover some of our cash needs over the next 12 months through the sale of additional shares of our common stock pursuant to a registration statement or an appropriate exemption from registration.

     On September 28, 2000, we entered into a contract for a private equity line of credit with Boat Basin Investors, LLC, a Nevada limited liability company. Pursuant to that agreement, we have options to out or sell up to $2,000,000 of our common stock to Boat Basin pursuant to exemptions from registration provided by Section 4(2) of the Securities Act of 1933 and Regulation "D" promulgated thereunder. Boat Basin has a right to have shares purchased from us registered for resale on a registration statement filed with the Securities and Exchange Commission, of which this prospectus is a part. Purchases of our common stock by Boat Basin will be made at 75% of the market price, which is defined as the lowest closing bid price, as reported on the principal exchange where our common stock is traded, for a 30 day period prior to the date of notice that we intend to put shares to Boat Basin under the agreement.

     There is no guarantee that any purchases will be made under the Boat Basis agreement or that we will be able to raise additional funds from the sale of our common stock either in private placements or otherwise.

     On August 18, 2000, we entered into an agreement for consulting services with Rocket Worldwide Consulting, Inc., a New York corporation. Under that agreement, we agreed to issue 200,000 shares of our common stock to Worldwide in exchange for business management and marketing consultation services to be provided by Worldwide.

     On August 18, 2000, we entered into an agreement for consulting services with James Morris & Associates, a New York corporation. Under that agreement, we agreed to issue 100,000 shares of our common stock to Morris in exchange for business management and marketing consultation services to be provided by Morris.

     On August 31, 2000, we entered into an agreement for consulting services with AMD Capital L.L.C., where we agreed to issue 140,000 shares of our common stock to AMD in exchange for public relations services to be provided by AMD.

     On September 6, 2000, we entered into an agreement for consulting services with Observation Capital, a Delaware corporation. Under that agreement, we agreed to issue 200,000 shares of our common stock to Observation in exchange for public relations services to be provided by them.

     It is our intention to attempt to meet our long-term liquidity requirements by growing our core business and increasing earnings. In order to support existing operations and to fund any expansion of the business, it may be necessary to obtain additional bank, private or equity financing. There is no guarantee we will be able to raise additional funds through borrowing or equity financing.

     Capital Expenditures

     We made no significant capital expenditures on property or equipment during either 2000 or to date in 2001. We have no present plans for any significant capital expenditures during the remainder of this fiscal year.

     Liquidity and capital resources

     Cash flow used by operations was $200,982 for the year ended September 30, 2000, as compared to cash flows used in operations of $287,825 for a comparable period in 1999. Negative cash flows in 2000 were primarily attributable to marketing costs.

     Cash flow used from investing activities increased to $11,821 for the year ending September 30, 2000, from $513 for the comparable period in 1999.

     Cash flow generated from financing activities was $102,500 for the year ending September 30, 2000, as compared to $427,000 for the comparable period in 1999. Our financing activities have primarily consisted of private placements of our common stock. Financing activities for the year ending September 30, 2000, were conducted outside the United States.

     We have partially funded our cash needs during the last fiscal year through the issuance of our common stock for cash. We may, if necessary, to cover some of our cash needs over the next 12 months through the sale of additional shares of our common stock pursuant to a registration statement or an appropriate exemption from registration.

     On September 28, 2000, we entered into a contract for a private equity line of credit with Boat Basin Investors, LLC, a Nevada limited liability company. Pursuant to that agreement, we have options to out or sell up to $2,000,000 of our common stock to Boat Basin pursuant to exemptions from registration provided by Section 4(2) of the Securities Act of 1933 and Regulation "D" promulgated thereunder. Boat Basin has a right to have shares purchased from us registered for resale on a registration statement filed with the Securities and Exchange Commission, of which this prospectus is a part. Purchases of our common stock by Boat Basin will be made at 75% of the market price, which is defined as the lowest closing bid price, as reported on the principal exchange where our common stock is traded, for a 30 day period prior to the date of notice that we intend to put shares to Boat Basin under the agreement.

     There is no guarantee that any purchases will be made under the Boat Basis agreement or that we will be able to raise additional funds from the sale of our common stock either in private placements or otherwise.

     On August 18, 2000, we entered into an agreement for consulting services with Rocket Worldwide Consulting, Inc., a New York corporation. Under that agreement, we agreed to issue 200,000 shares of our common stock to Worldwide in exchange for business management and marketing consultation services to be provided by Worldwide.

     On August 18, 2000, we entered into an agreement for consulting services with James Morris & Associates, a New York corporation. Under that agreement, we agreed to issue 100,000 shares of our common stock to Morris in exchange for business management and marketing consultation services to be provided by Morris.

     On August 31, 2000, we entered into an agreement for consulting services with AMD Capital L.L.C., where we agreed to issue 140,000 shares of our common stock to AMD in exchange for public relations services to be provided by AMD.

     On September 6, 2000, we entered into an agreement for consulting services with Observation Capital, a Delaware corporation. Under that agreement, we agreed to issue 200,000 shares of our common stock to Observation in exchange for public relations services to be provided by them.

     It is our intention to attempt to meet our long-term liquidity requirements by growing our core business and increasing earnings. In order to support existing operations and to fund any expansion of the business, it may be necessary to obtain additional bank, private or equity financing. There is no guarantee we will be able to raise additional funds through borrowing or equity financing.

     Comparison of six months ended March 31, 2001 to the six months ended March 31, 2000

     General

     Our major focus has been the creation and development of our ISP business. As a by-product, we have also been involved in the development of our web hosting and web design business.

     Results of Operations

     During the second quarter of 2001, we improved our financial condition. We increased our revenues over the comparable six month period in 2000. As a direct result of increased revenues for the first and second quarters of 2001, our overall financial health is improving.

     On November 16, 2000, we acquired from Enova Holdings, Inc., all of the outstanding shares of Pego Systems, Inc., in exchange for 15,000,000 restricted shares of our common stock. Enova Holdings, Inc. is a Nevada corporation, with its principal offices located in Los Angeles, California.

     Pego Systems, Inc. was a privately-held corporation in the business of distribution and development of environmental-control and filtration systems. It had been in business for 27 years with such customers as Coca- Cola, Mobil Oil and other fortune 500 companies. The addition of Pego Systems, with its significant revenues, was expected to add significant shareholder value. Pego Systems owned a manufacturing site, consisting of a 22,000 square foot facility located in Long Beach, California.

     We operated Pego Systems, Inc. as a wholly-owned subsidiary from November 16, 2000 until March 1, 2001. On March 1, 2001, we discontinued operations of Pego Systems, Inc. and sold 100% of our interest in Pego Systems, Inc. to Embro Investments of Hong Kong, Peoples Republic of China, for the sum of $1,500,000. The $1,500,000 purchase price is represented by a promissory note which accrues interest at 8% per annum and is due and payable on January 14, 2004.

     Gross revenues for the six months ended March 31, 2001 were $168,904 compared to $128,089 for the same period in 2000, an increase of $40,815. The gross revenues for the six months ended March 31, 2001, were higher than the comparable six months in 2000 due to the operation of Pego Systems.

     Net losses were $20,503 for the six months ended on March 31, 2001 and $48,170 for the comparable six months in 2000. Net loss as a percentage of revenues for the six month periods were 12% and 3%, respectively. The decrease in net losses resulted from an increase in revenues.

     General, and administrative expenses were $124,872 for the six months ended on March 31, 2001 and $84,953 for the comparable period in 2000, an increase of $39,919. The primary reason for the increase was the acquisition and operation of Pego Systems.

     Operating loss was $11,118 during the six months ended on March 31, 2001, compared to an operating loss of $48,170 for the comparable six months in 2000. Our operating loss decreased $37,052 or 77% for the six months ended March 31, 2001 because of the operation of Pego Systems.

Capital Resources and Liquidity

     We had a net working capital surplus of $162,312 for the six months ended March 31, 2001, as compared to $121,842 as of September 30, 2000 (year-end).

     Net stockholders' equity was $1,662,523 as of March 31, 2001, compared to stockholders' equity of $121,869 as of September 30, 2000. The increase in net stockholders' equity is primarily due to the sale of Pego Systems and correspondent increase in receivables and stock issued.

Cash flows provided by operations were $50,614 for the six months ended March 31, 2001 as compared to cash flows used in operations of $49,444 for the comparable period in 2000.

     Cash flows used by investing activities were $0 for the six months ended March 31, 2001 and $8,491 for the six months ended March 31, 2000. Cash flows used by financing activities were $31,916 for the six months ending March 31, 2001, as compared to $63,444 generated by financing activities for the comparable period in 2000. Our financing activities have primarily consisted of private placements of our common stock.

Impact of Inflation

     We believe that inflation has had a negligible effect on operations over the past three years. We believe that we can offset inflationary increases in the cost of materials and labor through increased sales and improved operating efficiency.

     Capital Expenditures

     We made no significant capital expenditures on property or equipment during either 2000 or to date in 2001. We have no present plans for any significant capital expenditures during the remainder of this fiscal year.

     Liquidity and capital resources

     Cash flow used by operations was $200,982 for the year ended September 30, 2000, as compared to cash flows used in operations of $287,825 for a comparable period in 1999. Negative cash flows in 2000 were primarily attributable to marketing costs.

     Cash flow used from investing activities increased to $11,821 for the year ending September 30, 2000, from $513 for the comparable period in 1999.

     Cash flow generated from financing activities was $102,500 for the year ending September 30, 2000, as compared to $427,000 for the comparable period in 1999. Our financing activities have primarily consisted of private placements of our common stock. Financing activities for the year ending September 30, 2000, were conducted outside the United States.

     We have partially funded our cash needs during the last fiscal year through the issuance of our common stock for cash. We may, if necessary, to cover some of our cash needs over the next 12 months through the sale of additional shares of our common stock pursuant to a registration statement or an appropriate exemption from registration.

     On September 28, 2000, we entered into an investment agreement with Boat Basin. Pursuant to that agreement, we have options to out or sell up to $2,000,000 of our common stock to Boat Basin pursuant to exemptions from registration provided by Section 4(2) of the Securities Act of 1933 and Regulation "D" promulgated thereunder. Boat Basin has a right to have shares purchased from us registered for resale on a registration statement filed with the Securities and Exchange Commission, of which this prospectus is a part. Purchases of our common stock by Boat Basin will be made at 75% of the market price, which is defined as the lowest closing bid price, as reported on the principal exchange where our common stock is traded, during the calendar month prior to the date of notice that we intend to put shares to Boat Basin under the agreement.

     There is no guarantee that any purchases will be made under the Boat Basin investment agreement or that we will be able to raise additional funds from the sale of our common stock either in private placements or otherwise.

     On October 13, 2000, we entered into a placement agent agreement with Capstone Partners, L.C., a Utah limited liability company and a member broker-dealer of the National Association of Securities Dealers, Inc. Pursuant to that agreement, Capstone Partners has agreed, on a best efforts basis, to assist in our efforts to locate investment capital that may become available to us under the terms of the investment agreement with Boat Basin.

     On August 18, 2000, we entered into an agreement for consulting services with Rocket Worldwide Consulting, Inc., a New York corporation. Under that agreement, we agreed to issue 200,000 shares of our common stock to Worldwide in exchange for business management and marketing consultation services to be provided by Worldwide.

     On August 18, 2000, we entered into an agreement for consulting services with James Morris & Associates, a New York corporation. Under that agreement, we agreed to issue 100,000 shares of our common stock to Morris in exchange for business management and marketing consultation services to be provided by Morris.

     On August 31, 2000, we entered into an agreement for consulting services with AMD Capital L.L.C., where we agreed to issue 140,000 shares of our common stock to AMD in exchange for public relations services to be provided by AMD.

     On September 6, 2000, we entered into an agreement for consulting services with Observation Capital, a Delaware corporation. Under that agreement, we agreed to issue 200,000 shares of our common stock to Observation in exchange for public relations services to be provided by them.

     It is our intention to attempt to meet our long-term liquidity requirements by growing our core business and increasing earnings. In order to support existing operations and to fund any expansion of the business, it may be necessary to obtain additional bank, private or equity financing. There is no guarantee we will be able to raise additional funds through borrowing or equity financing.

     Capital expenditures

     We made no significant capital expenditures on property or equipment during either fiscal 1999 or 2000. We have no present plans for any significant capital expenditures during the coming fiscal year.

     Income tax expense (benefit)

     We may have an income tax benefit resulting from net operating losses which may be used to offset operating profit.

     Impact of inflation

     We believe that inflation has had a little effect on operations over the past two years. We also believe that we can offset inflationary increases with increased sales and improved operating efficiencies

     Going concern

     Our auditors have expressed an opinion as to our ability to continue as a going concern. Our ability to continue as a going concern is subject to our ability to obtain a profit or obtaining additional funding from outside sources. Our management's plan to address our ability to continue as a going concern, includes, obtaining funding from the sale of our securities, increasing sales, and obtaining loans and grants from various financial institutions where possible. Although we believe that we will be able to obtain the necessary funding to allow us to remain a going concern through the methods discussed above, there can be no assurances that such methods will prove successful.

                             DESCRIPTION OF BUSINESS

Overview of our business

     We offer internet services tailored to meet the needs of both individual and business customers. Our primary service offering is dial-up internet access and value-added services for our individual customers. Our business customers are able to take advantage of dedicated high speed Internet access, Web hosting and other services. Our services are offered in various prices and packages so that customers may customize their subscription with services that meet their particular requirements.

     Our current network provides customers with local dial-up access in all the major areas of Southern California, as well as in 32 other states and four cities in Canada. The Company's systems and network infrastructure are designed to provide customers with reliability and speed. Reliability is primarily achieved through redundancy in mission critical systems that minimize the number of single points of failure. Speed is achieved through clustered systems, diverse network architecture, multi-peered internet backbone connections and aggressive load balancing.

            o Internet Access. Our primary service is a dial-up internet access package, which includes unlimited Internet access and provides various internet applications such as World Wide Web, e-mail, file transfer protocol and Usenet news access. The package costs $10.95 per month.

            o High Speed Connectivity. In addition to offering dial-up and dedicated analog access, we also offer our business customers dedicated ISDN access, full and partial T-1 connectivity which can service hundreds of users at once, and high speed digital subscriber line service.

            o Web Services. We offer web hosting for businesses and other organizations that wish to create their own world wide web sites without maintaining their own web servers and high-speed internet connections. With this virtual web server service, web hosting customers can use their own domain names in their world wide web addresses. Web hosting customers are responsible for building their own web sites and then uploading the pages to a Cyberhotline web server. Our web hosting service features state-of-the-art Web servers for high speed and reliability, a high-quality connection to the internet, specialized customer support and advanced services features such as secure transactions and site usage reports. We currently offer various price plans for web hosting customers beginning at $19.95 per month.

     The majority of our customers have month-to-month subscriptions. We offers a 15-day money-back satisfaction guarantee for new customers. Customers can subscribe by calling the 1-888-777- 7WEB phone number, or by e-mailing us. The majority of customers are billed through automatic charges to their credit cards or bank account. However, some customers are invoiced. We offer discounts ranging from 10% to 20% on most of our services for customers who prepay.

     We strive to retain our customers by prioritizing fast response to customer problems. Individuals accessing the internet have many different hardware configurations and varying levels of computer sophistication. Consequently, our customer care department must be able to effectively address:

            o         problems  affecting  a variety of hardware systems;
            o start-up or other basic problems of new customers or new internet users; and
            o more technical issues that may be encountered by sophisticated users.

     We strive to provide outstanding technical support in the industry, especially for new users, while maintaining the ability to resolve the most difficult problems that a sophisticated user may present. We attempt to maintain a first-rate customer care operation. Our customer care operation is designed to make every customer's internet experience efficient, productive and enjoyable, whether that customer is a novice or an experienced internet user. Customers can access customer support services through a local telephone number or e-mail. We maintain on our Web site a comprehensive description of its customer care services, as well as troubleshooting tips and configuration information.

Marketing and distribution of our services and products

     Our marketing approach is designed to further our user density business model, which focuses on rapid penetration of a given market to acquire sufficient customers to support profitable operations. Our approach combines direct response with extensive use of brand building television and radio advertising.

     The marketing strategy is to offer a low-cost Internet service at $10.95 per month, or $99.00 per year. The advertising campaign targets members of American Online, Earthlink and other more expensive internet service providers, by offering a one-half price service. The campaign has proven successful to date.

     Our integrated marketing and sales approach includes direct response television and radio advertising. We believe that broadcast is the most effective and efficient way of reaching potential customers, particularly disgruntled America Online users. Through a sophisticated and intensive broadcast and cable television advertising campaign that emphasizes the quality and reliability of our Internet services and its responsiveness to customer needs and problems, we have been able to elicit a strong response from potential customers, who are asked to contact us through a telephone call to 1-888-777-7WEB. Broadcast advertising also helps to reinforce brand awareness of Cyberhotline.

     Once our advertising has saturated a given market and we have acquired a sufficient number of customers to allow profitable operation, we then begin to reap the benefits of word of mouth communication. Such communication not only has the potential to create a significant number of referrals, but also may serve to reinforce brand awareness of Cyberhotline. At this point, our advertising expense per acquired customer begins to decrease with each new customer acquired.

Our growth strategy

         Our growth strategy focuses on:

            o         acquiring additional customers in existing markets;  and
            o deploying our user density business model in other selected markets.

     The aim of the user density business model is to quickly build, in a given market, a sufficient number of customers to allow us to support profitable operations.

     We attempt to continually evaluate the effectiveness of our marketing methods, primarily by analyzing sales statistics such as call volumes, sales volumes, media mix and incentive offer response, so that we can refine our marketing campaign. We also use input from focus groups and other customer contacts to determine which marketing methods and incentives might be most effective.

Our competition

     The market for the provision of internet access to individuals is extremely competitive and highly fragmented. There are no substantial barriers to entry, and we expect that competition will continue to intensify. We believe that the primary competitive factors determining success in this market are a reputation for reliability and service, access speed, effective customer support, pricing, creative marketing, easy-to-use software and geographic coverage. Other important factors include the timing of introductions of new products and services and industry and general economic trends. There can be no assurance that we will be able to compete successfully against current or future competitors or that competitive pressures faced by us will not materially adversely affect our business, financial condition and results of operations.

     Our current and prospective competitors include many large companies that have substantially greater market presence and financial, technical, marketing and other resources than us. We currently compete or expect to compete with the following types of internet access providers:

            o national commercial providers, such as Verio, Inc., Mindspring Enterprises, Inc. and EarthLink Network, Inc.;
            o numerous regional and local commercial providers, which vary widely in quality, service offerings and pricing such as Website Services, Inc. and PDQ Net, Inc.;
            o established online commercial information service providers, such as America Online, Inc.;
            o computer hardware and software and other technology companies, such as International Business Machines Corporation, Microsoft Corp. and Gateway, Inc.;
            o national telecommunications providers, such as AT&T, MCI, Sprint and WinStar Communications, Inc.;
            o regional telecommunications providers, such as SBC Communications and IXC Communications;
            o cable operators, such as Tele-Communications, Inc., Time Warner, Inc., TCA Cable, Inc. and Marcus Cable, Inc.;
            o         wireless  communications  companies;
            o         satellite  companies;
            o         nonprofit or educational internet access providers; and
            o free access internet service providers such as Netzero, Freeinet and Alta Vista.

     There are more than 4,000 national, regional and local internet service providers. Some of these providers have chosen to focus on business customers, others on individual customers. Most national providers have made a major investment in a network infrastructure in anticipation of future high subscriber growth. As a result, many national providers have been experiencing an extended period of losses as they work to build a profitable base of customers in each of the many markets they serve. In addition to such losses, some national providers are exposed to a high level of technological obsolescence risk as Internet access technology continues to evolve. At the other end of the spectrum, many regional and local providers, including the Company, which have a much lower investment in a network infrastructure, may lack the necessary marketing skills and resources necessary to build a sufficient customer base to allow the Company to operate profitably.

     In order to respond to expected changes in the competitive environment, we from time to time, make price, service or marketing decisions or make acquisitions that could possibly harm our business. Developing new technologies may also increase competitive pressures on us by enabling our competitors to offer a lower cost service.

Government approvals

     We are subject to the same federal, state and local laws as other companies conducting business on the Internet. Today, there are relatively few laws specifically directed toward online services. However, due to the increasing popularity and use of the Internet and online services, it is possible that laws and regulations may be adopted with respect to the Internet or online services. These laws and regulations could cover issues such as online contracts, user privacy, freedom of expression, pricing, fraud, content and quality of products and services, taxation, advertising, intellectual property rights and information security. Applicability to the Internet of existing laws governing issues such as property ownership, copyrights and other intellectual property issues, taxation, libel, obscenity and personal privacy are uncertain. Several states have proposed legislation that would limit the uses of personal user information gathered online or require online services to establish privacy policies. One or more states may attempt to impose such regulations upon us in the future, which could possibly harm our business.

     The Federal Trade Commission has recently begun a proceeding with one online service regarding the manner in which personal information is collected from users and provided to third parties. Changes to existing laws or the passage of new laws intended to address such issues could possibly affect the way the Company does business or might create uncertainty in the marketplace. This could reduce demand for the services of the Company or possibly increase the cost of doing business as a result of litigation costs or increased service delivery costs, or might otherwise harm our business.

Regulatory overview

     Due to the increasing popularity and use of the Internet, it is possible that additional laws and regulations may be adopted with respect to the Internet. Such new laws or regulations may cover issues such as content, privacy, pricing, encryption standards, consumer protection, electronic commerce, taxation, copyright infringement and other intellectual property issues. We cannot predict the impact, if any, that any future regulatory changes or development may have on its business, financial condition and results of operations. Changes in the regulatory environment relating to the Internet access industry, including regulatory changes that directly or indirectly affect telecommunication costs or increase the likelihood or scope of competition from regional telephone companies or others, could have a material adverse effect on our business, financial condition and results of operation.

                           PRICE RANGE OF COMMON STOCK

     Our common stock is currently traded on the over the counter electronic bulletin board maintained by the NASD under the symbol "SRUN." The following table shows the high and low closing bid prices for our common stock, as reported on the electronic bulletin board. The over the counter electronic bulletin board is a public quotation medium that is extremely limited and the price for our common stock quoted on electronic bulletin board is not necessarily a reliable indication of the value of our common stock. Quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not represent actual transactions.

     The table below sets forth the high and low sales prices for our common stock for each quarter of 1998, 1999 and the first three quarters of 2000. The quotations below reflect inter-dealer prices, without retail mark up, mark down or commissions and may not represent actual transactions:

Year        Quarter Ending                High                         Low

1998        March 31                      $1.125                       $0.21875
            June 30                       $0.21875                     $0.21875
            September 30                  $0.84375                     $0.15625
            December 31                   $0.9375                      $0.0625

1999        March 31                      $2.25                        $0.50
            June 30                       $1.875                       $0.29
            September 30                  $2.00                        $0.875
            December 31                   $0.90625                     $0.25

2000        March 31                      $0.80                        $0.38
            June 30                       $0.64                        $0.04
            September 30                  $0.56                        $0.19
            December 31                   $0.04                        $0.06

2001        March 31                      $0.025                       $0.025
            June 30                       $0.06                        $0.06

Record Holders

     As of July 26, 2001, there were approximately 1,053 shareholders of record holding a total of 33,116,899 shares of our common stock. The holders of the common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of the common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock.

Employees

     As of June 5, 2001 we had three full-time employees. From time to time, we hire additional part-time employees to assist us during peak service and customer needs.

Facilities

     We are headquartered at 1642 Westwood Blvd., Los Angeles, California 90024 where we rent 1,200 square feet of office space on a month to month basis for $1,530 per month. We have an equipment co-location which we rent on a month to month basis at 4676 Admiralty Way, Marina Del Rey, Ca. 90272 for $1,750 per month. We believe that our current facilities are generally suitable and adequate to accommodate our current operations and that such facilities are adequately insured. We also believe that our current facilities will continue to be available to us on a month to month basis for the foreseeable future.

Legal proceedings

     From time to time, we may be involved in litigation arising out of our ordinary course of business. We are not currently involved in any material legal proceedings.


                                   MANAGEMENT

Our executive officers and directors

     The following table sets forth certain information regarding our executive officers and directors as of July 26, 2001. Each director listed below has been elected for a period of one year and thereafter serves until his successor is duly elected by the shareholders and they qualify as a director. Our officers serve at the discretion of the board of directors.

   Name                    Age            Position

   Bruce D. Stuart         52             Director, President, Chief Executive
                                          and Chief Financial Officer

   Michael Petrusis        31             Director, Vice-President

   Robert I. Riecks        58             Director, Vice-President

     Bruce D. Stuart, 53. Mr. Stuart is a Director of the Company and serves as President and CEO of the Company. Mr. Stuart graduated from U.C.L.A. in 1969 with a degree in political science, and in 1972 with a Juris Doctorate degree. He has been a member of the California State Bar since 1973. From 1993 to 1997, Mr. Stuart served as vice-president of PerfectData Corporation (NASDAQ). From 1984 to 1999 he served as Secretary and General Counsel of Flamemaster Corporation (NASDAQ). Mr. Stuart was the creator of the Company's Internet business in 1994 (Starnet Universe Internet, Inc.). Mr. Stuart has served as a Director and Officer of the Company since its acquisition of Starnet Universe Internet, Inc. in March of 1997. Mr. Stuart has been elected to serve as a Director until the next annual meeting of the Company, or until such time as his successor is duly elected and qualified. Mr. Stuart does not serve as a Director of any other public Company.

     Mike Petrusis, 32. Mr. Petrusis is a Director of the Company and serves as vice-president of Information Technologies for the Company. Mr. Petrusis is a graduate of U.C.L.A. with a degree in Electrical Engineering. From 1990 to 1993, he worked at McDonnell Douglas creating computer simulation of missile systems. From 1992 to 1995 he was a partner in Acorn Technologies. In 1995 he formed Acutech, a Company specializing in systems integration and networking. Since 1995, Mr. Petrusis has served as the manager of Acutech. Mr. Petrusis has been elected a Director of the Company to serve until the next annual meeting of the Company, or until his replacement is duly elected and qualified. Mr. Petrusis does not serve as a Director of any other public company.

     Robert I. Riecks, 59. Mr. Riecks has served a vice-president of marketing, and as a director of the Company since June of 2000. From 1993 to 1996, he served as national sales manager for Perfect Data Corporation of Simi California. From 1996 until the present, he as been a regional sales manager for Ansco Photo Corporation of Chicago Illinois. Mr. Riecks provides services to the Company on a part-time basis. Mr. Riecks was elected a Director of the Company in June, 2000, to serve until the next annual meeting of the Company, or until his replacement is duly elected and qualified. Mr. Riecks does not serve as a Director of any other public company.

Directors' compensation

     Our directors who are also officers currently do not receive salaries or fees for serving in their capacity as our directors. We presently have three directors, one of which is also our chief executive officer. We plan to add one or two independent directors to our board of directors during the 12 months following the date of this prospectus. We reimburse all directors for any expense incurred in attending meetings of the board of directors.

Committees of the board of directors

     We plan to establish two standing committees of our board, an audit committee and a compensation committee. Our audit committee will recommend to our entire board of directors the independent public accountants to be engaged by us, reviews the plan and scope of our annual audit, review our internal controls and financial management policies with our independent public accountants and reviews all related party transactions. The compensation committee will review and recommend to our board, the compensation and benefits to be paid to our officers and directors, administer our stock option plan, approve the grant of options under the stock option plan and establish and review general policies relating to compensation and benefits of our employees.

Indemnification of officers and directors

     At present, we have not entered into any indemnification agreements with our officers or directors. Our amended articles of incorporation filed on August 20, 1999 provide a comprehensive indemnification provision that provides that we shall indemnify, to the fullest extent under California law, our directors and officers against certain liabilities incurred with respect to their service in such capabilities. In addition, our articles of incorporation provide that the personal liability of our directors, officers, and our stockholders for monetary damages will be limited.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and our controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred by our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being offered or sold, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended and will be governed by the final adjudication of such case.

Keyman life insurance

     We do not presently own life insurance covering the death of any officer or director. We are planning to purchase such insurance in order to provide adequate funding for our repurchase of shares of common stock from the estate of our principal stockholder and chief executive officer, Mr. Stuart as a result of his death, and to provide us with capital to replace the loss of Mr. Stuart's services to us. We do not presently have such life insurance coverage, nor has Mr. Stuart made an application for such coverage. We can make no assurance if and when such life insurance coverage will be obtained, and if available, whether the premiums payable for coverage will be reasonable.

Directors' and officers' insurance

     We do not presently maintain directors' and officers' liability insurance. We can provide no assurance that we will be able to obtain such coverage in the future, or, if such coverage is obtainable, the premiums will not be prohibitive.

Board composition

     Our board of directors consists of three members who serve as directors for one year terms or until their successors are duly elected and are qualified as directors. Vacancies in the office of any director may be filled by a majority of the directors then in office. At least one additional independent director will be added to our board of directors and our independent directors will serve as members of both committees.

     Our president and chief executive officer is appointed by our board, and all of our other executive officers are appointed by the president and chief executive officer.

Executive compensation

     The following table sets forth the total compensation paid during our fiscal year ended September 30, 2000 to our chief executive officer, Bruce D. Stuart. No other executive officer received a salary and bonus in excess of $100,000 in this year.

                           SUMMARY COMPENSATION TABLE

                         Annual Compensation          Other Compensation
                         -------------------          ------------------
                                               Other Annual        All Other
Name and Position        Salary($)  Bonus($)   Compensation      Compensation
-----------------        ---------  --------   ------------      ------------
Bruce D. Stuart
chairman, president,
chief financial, and
chief executive officer..$70,000       -0-          -0-               -0-

     The aggregate compensation paid to all persons who served in the capacity as an executive officer or director during the fiscal year ended September 30, 2000 (3 persons) was $70,000.

                       OPTIONS GRANTS DURING THE TWO YEARS
                            ENDED SEPTEMBER 30, 2000

                                             Percent of Total Options
                                             ------------------------
                    Number of Securities     Granted to
Name             Underlying Options Granted  Employees in    Exercise Expiration
                          1999      2000     Fiscal Year 2000  Price     Date
                          --------------     ----------------  -----     ----

Bruce D. Stuart
chairman, president,
chief financial and
chief executive officer... -0-   280,000          100%          -0-       -0-

     The total number of stock options granted to all persons who served in the capacity as an executive officer or director during the fiscal year ended September 30, 2000 (3 persons) was 280,000 stock options.

Indemnification of officers and directors

     Section 204(a)(10) and Section 309(c) of the California Corporation Code provides the power to indemnify any officer or director acting in his capacity as our representative who was, is or is threatened to be made a party to any action or proceeding, whether civil, criminal, administrative or investigative, for expenses, judgments, penalties, fines and amounts paid in settlement in connection with such action or proceeding. Generally, the only limitation on our ability to indemnify our officers and directors is if they acted in good faith and in a manner which they believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe their conduct was unlawful.

     Our bylaws provide a right to indemnification to the full extent permitted by law for expenses, attorney's fees, damages, punitive damages, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by any director or officer whether or not the indemnified liability arises or arose from any threatened, pending or completed proceeding by or in our right by reason of the fact that such director or officer is or was serving as our director, officer or employee or, at our request, as a director, officer, partner, fiduciary or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, unless the act or failure to act giving rise to the claim for indemnification is finally determined by a court to have constituted willful misconduct or recklessness. Our bylaws provide for the advancement of expenses to an indemnified party upon receipt of an undertaking by the party to repay those amounts if it is finally determined that the indemnified party is not entitled to indemnification. Our bylaws authorize us to take steps to ensure that all persons entitled to the indemnification are properly indemnified, including, if the board of directors so determines, purchasing and maintaining insurance.

Limitation of liability

     Our articles of incorporation provide that none of our directors or officers shall be personally liable to us or our shareholders for monetary damages for a breach of fiduciary duty as a director or officer, except for liability:

        o for acts or omissions involving intentional misconduct, fraud or a knowing violation of law; or

        o for the payment of unlawful dividends prohibited by California corporate law.

     At present, there is no pending litigation or proceeding, and we are not aware of any threatened litigation or proceeding, involving any director, officer, employee or agent where indemnification will be required or permitted under the articles of incorporation or our bylaws.

                            DESCRIPTION OF SECURITIES
Common stock

     We are presently authorized to issue 250,000,000 shares of no par value per share common stock. As of July 26, 2001, we had 33,116,899 shares issued and outstanding. The holders of common stock, and of shares issuable upon exercise of any outstanding warrants or options, are entitled to equal dividends and distributions, per share, with respect to the common stock when, as and if declared by the board of directors from funds legally available therefore. No holder of any shares of common stock has a pre-emptive right to subscribe for any of our securities nor are any common shares subject to redemption or convertible into any other of our securities. Upon our liquidation, dissolution or winding up, and after payment of creditors and preferred stockholders, if any, the assets will be divided pro-rata on a share for share basis among the holders of the shares of common stock. All shares of common stock now outstanding are fully paid, validly issued and non-assessable. Each share of common stock is entitled to one vote with respect to the election of any director or any other matter upon which shareholders are required or permitted to vote. Holders of our common stock do have cumulative voting rights.

Preferred Stock

     We are presently authorized to issue 50,000,000 shares of no par value per share of preferred stock. No shares of preferred stock are currently issued and outstanding. Under our articles of incorporation, the board of directors has the power, without further action by the holders of the common stock, to designate the relative rights and preferences of the preferred stock, and issue the preferred stock in one or more series as designated by the board of directors. The resignation of rights and preferences could include preferences as to liquidation, redemption and conversion rights, voting rights, dividends or other preferences, any of which may be dilutive of and superior to the interest of the holders of the common stock or the preferred stock of any other series. The issuance of preferred stock may have the effect of delaying or preventing a change in our control without further shareholder action and may adversely affect the rights and powers, including voting rights, of the holders of the common stock. In certain circumstances, the issuance of preferred stock could depress the market price of the common stock.

     Additional series of preferred shares and additional classes of shares may be issued from time to time as the board of directors may determine in their sole judgment and without the necessity of action by shareholders.

Commitment warrants and common stock purchase warrants

     In connection with the investment agreement we entered into with Boat Basin, we issued a commitment warrant to Boat Basin providing for our grant of a right to purchase 1,000,000 shares of our common stock commencing September 28, 2000 and terminating September 28, 2003. Of the 1,000,000 shares of common stock subject to this warrant, 800,000 of those shares may be purchased at any time during the three year term of the warrant. The remaining 200,000 shares that are the subject of this warrant may be purchased on or after the date that is the earlier of February 16, 2001 or the date that this registration statement becomes effective by order of the Securities and Exchange Commission. The commitment warrant includes an exercise price that is equal to 75% of the market price of our common stock, which price means the lowest closing bid price of a share of our common stock as reported on the electronic bulletin board for the 30 days immediately preceding the date of receipt by us of a written notice for the exercise of some or all of the commitment warrant.

     Also in connection with the investment agreement we entered into with Boat Basin, we have agreed to issue common stock purchase warrants to Boat Basin providing for our grant of a right to purchase a number of shares of our common stock equal to 10% of the number of shares of common stock purchased each month by Boat Basin under the terms of the private equity line of credit agreement. Each common stock purchase warrant has a term of three years and includes an exercise price that is equal to 75% of the market price of our common stock, which price means the lowest closing bid price of a share of our common stock as reported on the electronic bulletin board for the 30 days immediately preceding the date of receipt by us of a written notice for the exercise of some or all of the commitment warrant.

     None of the commitment warrants have been exercised to date. There have been no common stock purchase warrants issued as of the date of this prospectus and therefore none have been exercised to date.

     Under the placement agent agreement that we have entered into with Capstone Partners, we are required to issue shares of common stock and common stock purchase warrants to Capstone Partners equal to three percent of the number of shares of common stock and common stock purchase warrants we issue to Boat Basin pursuant to our put rights under the line of equity agreement. The price and terms for issuance of the shares of common stock and common stock purchase warrants to Capstone Partners are to be on the same terms and conditions as those received by Boat Basin under the equity line agreement.

Registration rights

     Boat Basin and Capstone Partners were granted registration rights in the equity line agreement and the placement agent agreement, covering all shares of our common stock underlying the commitment warrants and underlying the common stock purchase warrants. In addition, Boat Basin and Capstone Partners were granted the same registration rights covering all shares of our common stock issuable under the terms of the equity line and placement agent agreement, which shares are being registered in this registration statement, of which this prospectus is a part. We will pay for all expenses incurred in connection with this registration. These registration rights require us to cause a registration statement to be filed with the Securities and Exchange Commission with respect to the shares purchased under the equity line agreement and the placement agent agreement as well as all shares underlying the commitment warrants and common stock purchase warrants, within 60 days of the date of the investment agreement. We are further obligated to use our best efforts to cause this registration to become effective within 120 days after the effective date of the equity line agreement and to cause the registration to remain effective for two years after it becomes effective by order of the Securities and Exchange Commission.

     Capstone Partners, L.C. was granted the same registration rights covering the shares of common stock and common stock purchase warrants we have agreed to issue to that firm in accordance with the terms of the placement agent's agreement we entered into with Capstone Partners, L.C. on October 13, 2000.

Certain provisions of California law and charter documents

     Under the California General Corporation Law and our amended and restated articles of incorporation and our by-Laws, our directors will have no personal liability to us or our shareholders for monetary damages incurred as the result of the breach or alleged breach by a director of his duty of care. This provision does not apply to the directors':

         o acts or omissions that involve intentional misconduct or a knowing and culpable violation of law;
         o acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director;
         o approval of any transaction from which a director derives an improper personal benefit;
         o acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its shareholders;
         o acts or omissions that constituted an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders; or
         o approval of an unlawful dividend, distribution, stock repurchase or redemption. This provision would generally absolve directors of personal liability for negligence in the performance of duties, including gross negligence.

     The effect of these provisions in our amended and restated articles of incorporation and by-Laws is to eliminate the rights of our company and our shareholders (through shareholder's derivative suits on behalf of our company) to recover monetary damages against a director for breach of his fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in the clauses set forth above. This provision does not limit nor eliminate the rights of us or any shareholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. In addition, our by-Laws provide that if the California General Corporation Law is amended to authorize the future elimination or limitation of the liability of a director, then the liability of the directors will be eliminated or limited to the fullest extent permitted by the law, as amended. The California General Corporation Law grants corporations the right to indemnify their directors, officers, employees and agents in accordance with applicable law.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Transfer agent

     The transfer agent of our common stock is Signature Stock Transfer, which is located at 14675 Midway Road, Addison, Texas 75001.

Penny stock disclosures

     The Securities and Exchange Commission has adopted Rule 15g-9 of the Securities Exchange Act of 1934 which established the definition of a penny stock for the purposes relevant to the our common stock, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, Rule 15g-9 requires:

     o that a broker or dealer approve a person's account for transactions in penny stocks; and
     o the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

     In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

                   o obtain financial information and investment experience objectives of the person; and

                   o make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks. The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, which, in highlight form, (i) sets forth the basis on which the broker or dealer made the suitability determination; and (ii) that the broker or dealer received a signed, written agreement from the investor prior to the transaction. Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

                         SHARES ELIGIBLE FOR FUTURE SALE

     Future sales of substantial amounts of common stock in the public market could adversely affect market prices prevailing from time to time. Under the investment agreement with Boat Basin and the placement agent agreement with Capstone Partners, up to 30,000,000 shares of common stock may be issued during the term of these agreements, including shares of our common stock underlying the commitment warrants and the common stock purchase warrants. These shares may be resold without restrictions or further registration under the Securities Act of 1933, except that any shares purchased by our "affiliates," as that term is defined under the Securities Act, may generally only be sold in compliance with the limitations of Rule 144 under the Securities Act.

Outstanding restricted common stock

     24,949,139 outstanding shares of common stock are restricted securities within the meaning of Rule 144 promulgated under the Securities Act of 1933, and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemption from registration offered by Rule 144. In general, under Rule 144, as currently in effect, a person who has beneficially owned restricted shares for at least one year, including a person who may be deemed to be our affiliate, may sell within any three-month period a number of shares of common stock that does not exceed a specified maximum number of shares. This maximum is equal to the greater of 1% of the then outstanding shares of our common stock or the average weekly trading volume in the common stock during the four calendar weeks immediately preceding the sale. Sales under Rule 144 are also subject to restrictions relating to manner of sale, notice and availability of current public information about us. In addition, under Rule 144(k) of the Securities Act, a person who is not our affiliate, has not been an affiliate of ours within three months prior to the sale and has beneficially owned shares for at least two years would be entitled to sell such shares immediately without regard to volume limitations, manner of sale provisions, notice or other requirements of Rule 144.

Warrants

     This registration statement includes the registration for resale of all shares of our common stock that will be received by the holder of the commitment warrants and the common stock purchase warrants that have been or will be granted to Boat Basin under the terms of the investment agreement. Shares of our common stock issuable under the warrants that we are obligated to issue to Capstone Partners, L.C. under the placement agent's agreement dated October 13, 2000 are also being registered for resale in this registration statement. All such shares of our common stock that are the subject of this registration statement will not have any restrictions from transfer or resale and will be freely tradable and transferable. Future sales of substantial amounts of these shares of common stock in the public market could adversely affect market prices prevailing from time to time.

                       PRINCIPAL AND SELLING SHAREHOLDERS

Overview

     Shares of our common registered for resale under this prospectus will constitute approximately 47.5% of our issued and outstanding common shares after giving effect to the shares registered for resale hereunder. The number of shares we are registering is based in part on our good faith estimate of the number of shares we will issue to Boat Basin under the investment agreement. The number of shares we are registering for issuance under the investment agreement may be higher than the number we actually issue under the investment agreement. The remaining shares we are registering are based upon the warrants we expect to issue to Capstone under the placement agent's agreement we entered into.

     Boat Basin is engaged in the business of investing in publicly traded equity securities for its own account. Boat Basin's principal offices are located in New York, New York. Other than the shares registered hereunder, Boat Basin does not own any of our securities as of the date of this prospectus, and it has no other commitments or arrangements to purchase or sell any of our securities other than its obligation to purchase common shares under the investment agreement. There are no business relationships between Boat Basin and us other than as contemplated in the investment agreement. Boat Basin's managers will be solely responsible for making investment decisions with regard to the common stock purchased by Boat Basin from us.

     Capstone Partners has acted as placement agent in connection with the investment agreement. Capstone Partners introduced Boat Basin to us, and its duties as placement agent were undertaken on a reasonable best efforts basis only. Capstone Partners made no commitment to purchase shares from us and did not ensure us of the successful placement of any securities. Pursuant to our agreement with Capstone Partners, we will pay to Capstone Partners an amount equal to 8% of the purchase price, less fees, that we receive from the issuance of shares of common stock to Boat Basin pursuant to each request for cash under the investment agreement.

     This prospectus covers 1,000,000 shares of common stock held by Boat Basin that are underlying presently exercisable warrants to purchase common stock. Pursuant to this prospectus Boat Basin may resell the shares of our common stock that it owns. The decision to sell our common stock will be made by Boat Basin's board of managers.

     The table below sets forth certain information regarding the beneficial ownership of the common stock, as of June 1, 2001, by (i) each person known to us to be the beneficial owner of more than 5% of the outstanding shares of common stock, (ii) each of our directors, chief executive officer, and our chief financial officer, (iii) all directors and executive officers as a group, and
(iv) the selling shareholders.

     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated, we believe each person possesses sole voting and investment power with respect to all of the shares of common stock owned by such person, subject to community property laws where applicable. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person.

                           Shares Beneficially Owned         Shares Beneficially
                             Prior to the Offering               Owned After the
                                                                        Offering
                           ---------------------------------   -----------------
                                          Number of Shares
Beneficial Owner      Number Percentage(1)  to be Sold      Number Percentage(1)
----------------         ------ ----------  -------------   ------   ----------

Bruce D. Stewart(2)       2,514,444  7.8%       -0-        2,514,444    3.9%

Michael Petrusis(2)         650,000  2.0%       -0-          650,000    1.1%

Robert I. Reicks(2)          30,000   *         -0-           30,000     *

Enova Holdings, Inc.     15,000,000 46.7%       -0-       15,000,000   23.7%
9800 S. Sepulveda Blvd.
Suite 818
Los Angeles, CA  90024

Boat Basin, LLC(3)(4)(6) 29,250,000  -0-    29,250,000   29,250,000    46.3%
1483 60th Street
Brooklyn, NY 11219n

Capstone Partners, L.C.     750,000  -0-       750,000      750,000     1.2%
3475 Lenox Road
Suite 400
Atlanta, Georgia 30326

All directors and       3,194,444   9.7%         -0-         -0-        5.1%
executive officers
as a group(3 persons)
--------------------
*Less than 1%.

(1) Based on an aggregate of 33,116,899 shares of common stock issued and outstanding as of July 26, 2001. The percentages after the offering are based on 63,116,899 shares of common stock outstanding after the offering.

(2) Unless otherwise noted, the address of these beneficial owners is 1642 Westwood Boulevard, Suite 200, Los Angeles, California 90024.

(3) Includes 1,000,000 shares subject to presently exercisable warrants held by Boat Basin.

(4) Includes shares or warrants issuable in the future under the investment agreement that are not registered pursuant to the registration statement of which this prospectus is a part. The number of shares issuable will be determined by a formula described under the investment agreement.

(5) Of the 1,020,000 shares of common stock offered by Capstone Partners by this prospectus, up to an aggregate of 1,020,000 shares may be issued to Capstone Partners under the terms of the placement agent agreement between us and Capstone Partners dated October 13, 2000. Under that agreement, Capstone is entitled to receive shares of common stock and common stock purchase warrants, respectively, equal to 3% each, of the number of shares we issue to Boat Basin under the terms of the equity line of agreement with Boat Basin. Except as noted herein, Capstone Partners, and any of its affiliates, have had no material relationship with us or any of our affiliates within past three years, other than as a result of the negotiations and execution of the placement agent agreement dated October 13, 2000. Special securities counsel for this registration statement, Gregory Bartko, Esq., is a principal, a member and the majority owner of our placement agent, Capstone Partners, L.C.

     The actual number of shares of common stock deemed to be beneficially owned and offered by Boat Basin and Capstone Partners cannot be determined at this time and could be materially less or more than this estimated number depending on the future market price of our common stock.

                              PLAN OF DISTRIBUTION

General

     Boat Basin and Capstone Partners are offering the shares of our common stock for their account as statutory underwriters, and not for our account. We will not receive any proceeds from the resale of our common stock by the selling shareholders. The selling shareholders will be offering for sale up to 30,000,000 shares of our common stock acquired by them pursuant to the terms of the investment agreement and the placement agent agreement more fully described below and the warrants we issued to them in connection with those agreements. Boat Basin and Capstone Partners have agreed to be named as statutory underwriters within the meaning of the Securities Act of 1933 in connection with resales of our common stock and they will be acting as an underwriter in their resales of our common stock under this prospectus. Both selling shareholders have, prior to any sales, agreed not to effect any offers or sales of our common stock in any manner other than as specified in this prospectus and not to purchase or induce others to purchase shares of our common stock in violation of any applicable state and federal securities laws, rules, and regulations and the rules and regulations governing the OTC electronic bulletin board.

     To permit Boat Basin and Capstone Partners to resell the shares of our common stock issued to them under their respective agreements, we agreed to register those shares and to maintain that registration. Therefore, we have agreed with Boat Basin that we will prepare and file such amendments and supplements to the registration statement and the prospectus as may be necessary in accordance with the Securities Act of 1933 and the rules and regulations promulgated thereunder to keep it effective until the earlier of (i) the date as of which Boat Basin may sell all of the securities it holds without restriction pursuant to Rule 144(k) promulgated under the 1933 Act or (ii) the date on which Boat Basin has sold all the common stock required to be registered under the investment agreement; or (iii) Boat Basin has no right to receive common stock underlying the warrants we are required to issue to it pursuant to the investment agreement.

     The selling shareholders are subject to the applicable provisions of the Exchange Act of 1934, including without limitations, Rule 10b-5 thereunder. Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of shares of our common stock may not simultaneously engage in market making activities with respect to such securities for a period beginning when such person becomes a distribution participant and ending upon such person's completion of participation in a distribution, including stabilization activities in the common shares to effect covering transactions, to impose penalty bids, or to effect passive market making bids. In connection with the transactions in our common stock, we also will be subject to applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder, including, without limitations, the rule set forth above. These restrictions may affect the marketability of the shares of our common stock owned by the selling shareholders.

     The selling shareholders have advised us that, prior to the date of this prospectus, they have not made any agreement or arrangement with any underwriters, brokers, or dealers regarding the distribution and resale of the shares or warrants. If we are notified by a selling shareholder that any material arrangement has been entered into with an underwriter for the sale of their shares or warrants, then, to the extent required under the Securities Act of 1933 or the rules of the Securities and Exchange Commission, a supplemental prospectus will be filed to disclose the following information as we believe appropriate: (i) the name of the participating underwriter; (ii) the number of the shares or warrants involved; (iii) the price at which such shares or warrants are to be sold, the commissions to be paid, or discounts or concessions to be allowed to such underwriter; and (iv) other facts material to the transaction.

     Neither the shares nor warrants have been registered for sale by the selling shareholders under the securities laws of any state as of the date of this prospectus. Brokers or dealers effecting transactions in these securities should confirm the registration thereof under the securities laws of the states in which transactions occur or the existence of any exemption from registration.

     We expect that the selling shareholders will sell their securities covered by this prospectus through customary brokerage channels, either through broker-dealers acting as agents or brokers for the seller, or through broker-dealers acting as principals, who may then resell the securities in the over-the-counter market, or at private sale or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. The selling shareholders may effect such transactions by selling the securities to or through broker-dealers, and such broker-dealers may receive compensation in the form of concessions or commissions from the selling shareholders and/or the purchasers of the securities for whom they may act as agent (and thus compensation may be in excess of customary commissions). The selling shareholders and any broker-dealers that participate with the selling shareholders in the distribution of shares may be deemed to be underwriters and commissions received by them and any profit on the resale of securities positioned by them might be deemed to be underwriting discounts and commissions under the Securities Act. There can be no assurance that any of the selling shareholders will sell any or all of the common stock or warrants offered by them hereunder.

     Sales of the securities on the OTC electronic bulletin board or other trading system may be by means of one or more of the following:

   o a block trade in which a broker or dealer will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

   o purchases by a dealer as principal and resale by such dealer for its account pursuant to this prospectus; and

   o ordinary brokerage transactions and transactions in which the broker solicits purchasers.

     In effecting sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. From time to time the selling shareholders may engage in short sales, short sales against the box, puts and calls, and other hedging transactions in our securities, and may sell and deliver their shares of our common stock in connection with such transactions or in settlement of securities loans. In addition, from time to time a selling shareholder may pledge its shares pursuant to the margin provisions of its customer agreements with its broker-dealer. Upon delivery of such shares or a default by a selling shareholder, the broker-dealer or financial institution may offer and sell such pledged shares from time to time.

     The selling shareholders are not restricted as to the price or prices at which they may sell their shares of common stock. Sales of such securities at less than market prices may depress the market price of our common stock. Moreover, the selling shareholders are not restricted as to the number of shares or warrants that may be sold at any one time.

     The selling shareholders will pay all commissions and their own expenses, if any, associated with the sale of our common stock, other than the expenses associated with preparing this prospectus and the registration statement of which it is a part. We have agreed to pay such expenses of the selling shareholders as set forth in the table below.

     On June 7, 2001, the closing bid price for our common stock was $0.07 and the average daily trading volume for the last 30 trading days ended May 31, 2001 was approximately 60,000 shares per day. If this market price and average trading volume remained constant over the 18-month period of the investment agreement, each put amount allowable under the investment agreement would be capped at approximately $15,000 for each put amount. Under this example, we would issue 285,714 shares to Boat Basin at $0.0525 per share, a 25% discount to the lowest closing bid price of our common stock; provided that we do not exceed the limit contained in the investment agreement or Boat Basin's total beneficial ownership of common stock described below, and we have enough authorized shares.

     Presuming we issue all 30,000,000 shares issuable under the investment agreement based on the closing price and volume of our common stock at June 7, 2001 and that we do not exceed the limit contained in the investment agreement or Boat Basins total beneficial ownership of common stock described below and we have enough authorized shares, we will pay underwriting compensation to and expenses for Boat Basin, and other offering expenses as follows:

                     UNDERWRITING COMPENSATION AND EXPENSES

--------------------------------------------------------------------------------
                                                PER SHARE                 TOTAL
--------------------------------------------------------------------------------

Discount to Boat Basin(1) (25%)                  $0.0175               $525,000
--------------------------------------------------------------------------------
Expenses payable on behalf of Boat Basin
--------------------------------------------------------------------------------
     Escrow fees(2)                               0.0014                 42,000
--------------------------------------------------------------------------------
Estimated offering expenses
--------------------------------------------------------------------------------
     SEC filing fee                                 *                       668
--------------------------------------------------------------------------------
     Accountant's fees and expenses                 *                    15,000
--------------------------------------------------------------------------------
     Legal fees and expenses                        *                    20,000
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Total                                             $0.02                $602,668
--------------------------------------------------------------------------------
* Total cost per share is not meaningful since it is far less than $0.01 per share.

(1) We are obligated to issue warrants for shares totaling 10% of the number of shares issued to Boat Basin under the investment agreement. These warrants are described in more detail below.

(2) Assumes a 2% fee payable to the escrow agent at the closing of each put request made to Boat Basin.

     We have advised the selling shareholders that the anti-manipulative rules under the Securities Exchange Act of 1934, including Regulation M, may apply to sales in the market of the common stock offered hereby. We have also advised the selling shareholders of the requirement for the delivery of this prospectus in connection with resale's of the securities.

Registration rights for Boat Basin

     We granted registration rights to Boat Basin to enable it to sell the shares of our common stock that it purchases under the investment agreement. In connection with such registration, we will have no obligation to:

   o assist or cooperate with Boat Basin in the offering or disposition of such shares;

   o indemnify or hold harmless the holders of any such shares (other than Boat Basin) or any underwriter designated by such holders; or

   o obtain a commitment from an underwriter relative to the sale of any such shares.

     We will assume no obligation or responsibility whatsoever to determine a method of disposition for such shares or to otherwise include such shares within the confines of any registered offering other than the registration statement of which this prospectus forms a part.

Registration rights of the other selling shareholder

     We granted registration rights to the remaining selling shareholder, Capstone Partners, that are the same as the ones granted to Boat Basin to enable Capstone Partners to sell the shares of our common stock. In connection with any such registration, we will have no obligation to:

   o assist or cooperate with the selling shareholders in the offering or disposition of such shares;

   o indemnify or hold harmless the holders of any such shares (other than Capstone Partners) or any underwriter designated by such holders;

   o obtain a commitment from an underwriter relative to the sale of any such shares; or

   o include such shares within any underwritten offering we do.

     We will assume no obligation or responsibility whatsoever to determine a method of disposition for such shares or to otherwise include such shares within the confines of any registered offering other than the registration statement of which this prospectus forms a part.

                   THE PRIVATE EQUITY LINE OF CREDIT AGREEMENT

     On September 28, 2000, we entered into an investment agreement with Boat Basin. On October 13, 2000, we also entered into a placement agent agreement and engaged the services of Capstone Partners, L.C., a Utah limited liability company, as placement agent in connection with the placement of our securities with Boat Basin under the investment agreement. Capstone Partners is a broker-dealer registered with the Securities and Exchange Commission and the NASD.

     Under the terms of the equity line, we may, in our sole discretion, and subject to certain restrictions, periodically sell or put shares of our common stock to Boat Basin until all common shares previously registered under the equity line have been sold. At the date that this registration statement becomes effective, we will have 17,000,000 shares available under the equity line and the related placement agent agreement. Under the equity line, between $50,000 and $100,000 of puts can be made every month if our closing bid price is $.20 or higher during the 30-day pricing period, and subject to a total aggregate maximum limitation of $2,000,000. Our ability to access funds under the equity line in each put is limited to 15% of the aggregate trading volume of our common stock during the month prior to determination of the amount of each put. If the closing bid price of our common stock falls below $0.20 or if we are de-listed from the electronic bulletin board, we would have no access to funds under the equity line.

     The purchase price for the shares to be sold to Boat Basin is equal to 75% of the lowest closing bid price during the calendar month prior to the date of sale of each put. In addition, at the time of each sale of shares in the form of each monthly put, Boat Basin will be issued common stock warrants, expiring three years after the date of issue, to purchase a number of shares of common stock equal to 10% of the number of shares of common stock sold in such put sale at an exercise price equal to 120% of the price per share at which such shares were sold to Boat Basin in the put.

     Under the placement agent agreement, Capstone Partners is entitled to receive the following compensation as a placement agent fee in connection with the placement and sale of our securities to the Boat Basin:

            o a cash placement fee equal to 7% of the purchase price of any and all securities placed under the equity line;
            o a non-accountable expense allowance equal to 1% of the purchase price of any and all securities placed under the equity line;
            o an amount of securities equal to 3% of all common stock issued under the equity line and an amount of securities equal to 3% of all warrants issued under the equity line.

     Our ability to require Boat Basin to purchase shares of our common stock under the equity line agreement is subject to certain conditions and limitations, including:

            o the representations and warranties we have made in the equity line must be true and correct in all material respects as of the date of each sale;
            o we shall have performed and complied with all obligations under the equity line and the warrants issued to the institutional investor required to be performed as of the date of each sale;
            o no statute, rule, regulation, executive order, decree, ruling or injunction shall be in effect which prohibits or directly and adversely affects any of the transactions contemplated by the equity line;
            o at the time of a sale, there shall have been no material adverse change in our business prospects or financial condition, except as disclosed in our most recent periodic reports filed since the date of this prospectus with the Securities and Exchange Commission;
            o our common stock shall not have been de-listed from the over the counter electronic bulletin board nor suspended from trading;
            o the closing bid price of our common stock on any trading during any five days preceding the date of the sale cannot be less than or equal to $0.20; and
            o without the consent of the institutional investor, we may only require the purchase by the institutional investor of an amount of shares not greater than 15% of the aggregate trading volume of our common stock from the prior calendar month.

     Boat Basin and Capstone Partners have further agreed that they will not engage in any trading practice or activity for the purpose of manipulating the price of our common stock or otherwise engage in any trading practice or activity that violates the rules and regulations of the Securities and Exchange Commission.

     As required under the equity line agreement and the placement agent agreement, we have filed this registration statement, of which this prospectus forms a part, in order to permit Boat Basin and Capstone Partners to resell to the public the shares of common stock issued to the selling shareholders, including shares issuable to Boat Basin and to Capstone Partners upon exercise their common stock purchase warrants.

Boat Basin's commitment warrants

     Boat Basin received a commitment warrant to purchase up to 1,00,000 shares of our common stock pursuant to the equity line agreement. Under the terms of the warrant, the exercise price of any or a portion of the warrant is equal to 75% of the market price of our common stock determined by the lowest closing bid price of a share of our common stock for the 30 days preceding the date of our receipt of a notice to exercise all or a portion of the warrant. The warrant may be exercised on a cash or cashless basis. 800,000 of the 1,000,000 shares of common stock that are the subject of the warrant may be purchased at any time beginning on the date of issuance of the warrant and ending on September 28, 2003. The remaining 200,000 shares of common stock may be purchased after a date which is the earlier of February 16, 2001 or the date of effectiveness of this registration statement, through September 28, 2003.

                                  LEGAL MATTERS

     The validity of the shares of common stock being offered hereby will be passed upon for us by Bruce D. Stuart, Esq. Of Los Angeles, California. Special securities counsel acting on our behalf is Gregory Bartko, Esq., of Atlanta, Georgia.
                                     EXPERTS

     Our financial statements as of September, 2000 have been audited by Sellers & Associates, P.C., of Ogden, Utah, independent auditor, as set forth their report thereon appearing elsewhere in this prospectus, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                              AVAILABLE INFORMATION

     We have filed a registration statement on Form SB-2 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of Staruni Corporation filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

     We are subject to the informational requirements of the Securities Exchange Act of 1934 and pursuant to those requirements, we file reports, proxy statements and other information with the Securities and Exchange Commission relating to our business, financial statements and other matters. Reports, proxy and information statements filed under Sections 14(a) and 14(c) of the Securities Exchange Act of 1934 and other information filed with the SEC, including copies of the registration statement, can be inspected and copied SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.
                                                 ------------------
     We intend to furnish our shareholders with annual reports containing audited financial statements.

                               STARUNI CORPORATION





                          Audited Financial Statements

                            September 30, 2000 & 1999

                                        &

                         Unaudited Financial Statements

                              March 31, 2001 & 2000

                               STARUNI CORPORATION

                                TABLE OF CONTENTS

                       September 30, 2000 & 1999 (audited)

                        March 31, 2001 & 2000 (unaudited)



INDEPENDENT AUDITORS' REPORT . . . . . . . . . . . . . . . . . . . .     F-1


FINANCIAL STATEMENTS:

         Balance Sheets  . . . . . . . . . . . . . . . . . . . . . .     F-2

         Statements of Operations. . . . . . . . . . . . . . . . . .     F-3

         Statements of Stockholders' Equity  . . . . . . . . . . . .     F-4

         Statements of Cash Flows  . . . . . . . . . . . . . . . . .     F-5

NOTES TO FINANCIAL STATEMENTS. . . . . . . . . . . . . . . . . . . .     F-6

                           SELLERS & ASSOCIATES, P.C.
                         3785 HARRISON BLVD., SUITE 101
                                OGDEN, UTAH 84403
     PHONE 801-621-8128   FAX 801-627-1639   E-MAIL SellersAssoc@aol.com

                          Independent Auditors' Report
                          ----------------------------



Board of Directors
STARUNI CORPORATION
Los Angeles, California

We have audited the accompanying balance sheets of Staruni Corporation, a California corporation, as of September 30, 2000 and 1999 and the related statements of operations, stockholders' equity, and cash flows for the two years then ended. These financial statements are the responsibility of the Company's Management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Staruni Corporation as of September 30, 2000 and 1999 and the results of its operations and its cash flows for the two years then ended in conformity with generally accepted accounting principles in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As disclosed in the financial statements and notes to the financial statements, the Company has suffered significant losses. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans regarding these matters are described in the notes to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ Sellers & Associates, P.C.

Ogden, Utah

December 6, 2000

                               STARUNI CORPORATION
                                 BALANCE SHEETS
   AS OF SEPTEMBER 30, 2000 and 1999 (audited) and MARCH 31, 2001 (unaudited)

                                               September 30,        March 31,
                                         2000             1999        2001
                                       ----------    -----------  -------------
ASSETS

Current assets
  Cash                                 $   50,589    $  160,892   $    69,287
  Receivables                              14,172        12,895         5,657
  Advance to stockholder / officer              -        30,150        27,300
  Short term investments                   11,821             -        11,821
  Prepaid expenses                         55,777             -        55,777
                                       ----------    ----------   -----------
      Total current assets                132,359       203,937       169,842
                                       ----------    ----------   -----------
Property and equipment, net of                211         2,174           211
  accumulated depreciation

Other assets
  Receivable - Embro Investments                -             -       500,000
                                       ----------    ----------   -----------
      Total assets                     $  132,570    $  206,111   $   670,053
                                       ==========    ==========   ===========
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
  Accounts payable                     $    8,944    $    9,442   $     7,530
  Accrued payables                          1,784         1,072             -
                                       ----------    ----------   -----------
      Total current liabilities            10,728        10,514         7,530
                                       ----------    ----------   -----------

      Total liabilities                    10,728        10,514         7,530
                                       ----------    ----------   -----------
Stockholders' equity
  Class B Preferred Stock, no par value,
    authorized 5,000,000 shares, issued
    and outstanding  -0- shares                 -             -             -
  Common stock, no par value,
    250,000,000 shares authorized,
    14,503,079, 3,595,576 and
    33,093,079 shares issued and
    outstanding with -0-, 68,748 and
    -0- shares held in treasury at
    9-30-00, 9-30-99 and 3-31-01
    respectively                        1,250,364     1,165,163     1,426,264
  Common stock issued and not paid       (410,781)     (513,281)     (410,781)
  Accumulated (deficit)                  (717,741)     (456,285)     (352,960)
                                       ----------    ----------   -----------
      Net stockholders' equity            121,842       195,597       662,523
                                       ----------    ----------   -----------
      Total liabilities and
       stockholders' equity            $  132,570    $  206,111   $   670,053
                                       ==========    ==========   ===========
                 See Accompanying Notes to Financial Statements

                               STARUNI CORPORATION
                            STATEMENTS OF OPERATIONS
                       YEAR ENDING SEPTEMBER 30, 2000 and
                       1999 (audited) and SIX MONTHS ENDED
                       MARCH 31, 2001 and 2000 (unaudited)

                                    September  30,   Six Months Ended March 31,
                                  2000         1999    2001            2000
                              -----------  ----------  ----------- ------------
Income                        $   205,949  $  209,801  $   106,404  $   128,089
                              -----------  ----------  -----------  -----------
Computer and Internet             167,271     154,444       55,150       91,306
       related expenses
General and administration        305,724     360,113      106,622       84,953
       expenses               ----------- -----------  -----------  -----------

Total operating expenses          472,995     514,557      161,772      176,259
                              ----------- -----------  -----------  -----------

Income (loss) from operations    (267,046)   (304,756)     (55,368)     (48,170)

Write (off) of UTNS common
  stock held for investment             -      (1,200)           -            -

(Loss) from discontinued
  operations                            -           -     (348,654)           -

Gain on sale of discontinued            -           -      768,803            -
  operations
Income from investments             5,590           -            -            -
                              -----------  ----------  -----------  -----------
Income (loss) from operations
before provision for income
      taxes                      (261,456)   (305,956)     364,781      (48,170)

Provision for income taxes              -           -            -            -
                              -----------  ----------  -----------  -----------

Net Income (loss)             $  (261,456) $ (305,956) $   364,781  $   (48,170)
                              ===========  ==========  ===========  ===========

Basic income (loss) per share $     (0.02) $    (0.04) $      0.01  $     (0.00)
                              ===========  ==========  ===========  ===========
Basic weighted average number
 of common stock outstanding   13,835,298   7,769,415   25,366,412   13,881,827
                              ===========  ==========  ===========  ===========
Diluted income (loss) per
  share                       $     (0.02) $    (0.04)        0.01        (0.00)
                              ===========  ==========  ===========  ===========
Diluted weighted average
  number of common stock       13,835,298   7,769,415   26,666,412   13,881,827
  outstanding                 ===========  ==========  ===========  ===========

                 See Accompanying Notes to Financial Statements

                               STARUNI CORPORATION
                       STATEMENTS OF STOCKHOLDERS' EQUITY
                Years Ended September 30, 2000 and 1999 (audited)
                   Six Months Ended March 31, 2001 (unaudited)

                        Class B              Common Stock        Common Stock
Accumulated      Net
                        Preferred Stock                         Issued and Not
(Deficit)       Equity
                        --------------------------------------      Paid
                        Shares  Amount    Shares       Amount
                        ------ -------  -----------  ----------  ------------
-----------   ---------
Balance as of              -   $     -    3,419,396  $  172,382  $          -
$  (150,329)  $  22,053
   September 30, 1998
Issuance of Stock                        10,286,251     991,581      (513,281)
                478,300

Purchase of UTNS
 common stock held                        1,200,000       1,200
                  1,200
 for investment
Net (loss)
  (305,956)    (305,956)
                        ------ -------  -----------  ----------  ------------
-----------    ---------
Balance as of              -   $     -   14,905,647  $1,165,163  $   (513,281)
$  (456,285)   $ 195,597
   September 30, 1999

Cancellation of treasury                    (68,748)          -
                      -
   stock
Stock for services                          690,000      85,201
                 85,201

Payments received on
previously issued stock
   not paid                                       -                   102,500
                102,500

Net (loss)
  (261,456)    (261,456)
                        ------ -------  -----------  ----------  ------------
-----------    ---------
Balance as of
  September 30, 2000       -   $     -   15,526,899  $1,250,364  $   (410,781)
$  (717,741)   $ 121,842

Stock for services                        2,590,000      25,900
                 25,900

Net income
   364,781      364,781

Stock for Pego
   Systems, Inc.                         15,000,000     150,000
                150,000
                        ------ -------  -----------  ----------  ------------
-----------    ---------
Balance as of
     March 31, 2001         -  $     -   33,116,899  $1,426,264  $   (410,781)
$  (352,960)   $ 662,523
                        ====== =======  ===========  ==========  ============
===========    =========




                 See Accompanying Notes to Financial Statements

                               STARUNI CORPORATION
                            STATEMENTS OF CASH FLOWS
               YEARS ENDING SEPTEMBER 30, 2000 AND 1999 (audited)
          AND THE SIX MONTHS ENDING MARCH 31, 2001 AND 2000 (unaudited)

                                              September  30,      Six Months
Ending  March 31,
                                        2000             1999        2001
    2000
                                        ----------- ------------  -------------
-------------
Cash Flows From Operating Activities

  Net Income (loss)                     $ (261,456) $  (305,956)  $   364,781
$   (48,170)
                                        ----------  -----------   -----------
-----------
Adjustments To Reconcile Net
  Income (Loss) To Net Cash Used In
  Operating Activities
    Loss from discontinued
            operations - Pego                    -             -      348,654
          -
    (Gain) on sale of discontinued
            operations - Pego                    -             -     (768,803)
          -

    Depreciation                             1,964         2,261            -
          -
    Stock issued for services               85,201        51,300       25,900
          -
    Stock issued for UTNS                        -         1,200            -
          -
    (Increase) in prepaid expenses         (55,777)            -            -
          -
    (Increase) decrease in receivables      (1,277)       (7,100)       8,515
        252
    (Increase) decrease in loans to
             stockholder / officer (Net)    30,150       (30,150)     (27,300)
    (48,850)
    Increase (decrease) in accounts payable   (498)        1,750       (1,414)
     (1,500)
    Increase (decrease) in accrued payables    711        (1,130)      (1,784)
        (26)
                                        ----------  ------------  -----------
-----------
            Net Adjustment                  60,474        18,131     (416,232)
    (50,124)
                                        ----------  ------------  -----------
-----------
            Net Cash (Used) In
                 Operating Activities     (200,982)     (287,825)     (51,451)
   (98,294)
                                        ----------  ------------  -----------
----------
Cash Flows From Investing Activities
      Purchase of securities               (11,821)            -            -
         -
      Purchase of equipment                      -          (513)           -
    (8,491)
                                        ----------  ------------  -----------
----------
      Distribution from subsidiary - Pego        -             -       70,149
         -
                                        ----------  ------------  -----------
----------
            Net Cash (Used) By
                  Investing Activities     (11,821)         (513)      70,149
    (8,491)
                                        ----------  ------------  -----------
----------
Cash Flows From Financing Activities
      Proceeds from issuance of capital
                  stock - net              102,500       427,000            -
   111,444
      Increase in long-term liabilities          -             -            -
       850
                                        ----------  ------------  -----------
----------
            Net Cash Provided By
                  Financing Activities     102,500       427,000            -
   112,294
                                        ----------  ------------  -----------
----------
Net increase (decrease) in cash           (110,303)      138,662       18,698
     5,509

Cash - beginning                           160,892        22,230       50,589
   160,892
                                        ----------  ------------  -----------
----------
Cash - end                              $   50,589  $    160,892  $    69,287
$  166,401
                                        ==========  ============  ===========
==========

                               STARUNI CORPORATION
                            STATEMENTS OF CASH FLOWS
               YEARS ENDING SEPTEMBER 30, 2000 AND 1999 (audited)
          AND THE SIX MONTHS ENDING MARCH 31, 2001 AND 2000 (unaudited)

                                   (Continued)

                                              September  30,      Six Months
Ending  March 31,
                                        2000             1999        2001
    2000
                                        ----------- ------------  -------------
-------------
Other information:
  Stock issued for services
            in lieu of cash             $   85,201  $     51,300  $    25,900
$        -
  Stock issued for UTNS                          -         1,200            -
         -
  Receviable from Embro Investment
            in lieu of cash                      -             -      500,000
         -
  Stock issued for Pego Systems, Inc.            -             -      150,000
         -






























                 See Accompanying Notes to Financial Statements
                               F - 5 (continued)

                               STARUNI CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                          SEPTEMBER 30, 2000 (audited)
                           MARCH 31, 2001 (unaudited)

NOTE 1 - Organization and Nature of Business
         -----------------------------------
         History
         -------
         The Company incorporated February 5, 1962 under the laws of the State of California as Altius Corp. On March 24, 1997, the Company was renamed to Staruni Corporation. Also, on March 24, 1997, the Company spun off all of its assets and liabilities. Left with no assets or liabilities, the company reorganized its equity too, and reclassified all equity accounts to zero. All activity is subsequent to the March 24, 1997 reclassification and reorganization. Immediately thereafter, the Company acquired all of the stock of Starnet under an asset purchase agreement.

         The Company presently concentrates on developing and expanding as an internet service provider, serving primarily in southern California.

         On November 16, 2000, the Company acquired from Enova Holdings, Inc. all of the outstanding shares of Pego Systems, Inc. in exchange for 50% ownership interest in the Company, or approximately Fifteen Million (15,000,000) restricted shares of the common stock of the Company. Enova Holdings, Inc. is a Nevada corporation, with its principal offices located in Los Angeles, California.

         Pego Systems, Inc. was a privately held corporation in the business of distribution and development of environmental control and filtration systems. It had been in business for 27 years. Pego owned a manufacturing site, consisting of a 22,000 square foot facility located in Long Beach California.

         The Company operated Pego Systems, Inc. as a wholly owned subsidiary from November 16, 2000 until March 1, 2001. On March 1, 2001, the Company discontinued operations of Pego Systems, Inc. and sold 100% of its interest in Pego Systems, Inc. to Embro Investments of Hong Kong, Peoples Republic of China for the sum of one million five hundred thousand dollars ($1,500,000). The $1,500,000 is represented by a promissory note which accrues interest at 8% per annum and is due and payable on January 14, 2004.

         The Company is authorized to issue up to 250,000,000 shares of common stock, no par value and 5,000,000 shares of class B preferred stock, no par value. No class B preferred stock has been issued.

         The Company's common stock is traded on Over the Counter Bulletin Board under the symbol "SRUN."

NOTE 2 - Summary of Significant Accounting Policies
         ------------------------------------------
         Basis of Presentation
         ---------------------
         Staruni Corporation, prepares its books and records on the accrual basis for financial reporting and for income taxes. The accompanying financial statements represent the transactions as of September 30, 2000 and 1999 (audited) and also for each of the six months ended March 31, 2000 and 2001 (unaudited). The financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America ("GAAP").

         The interim financial statements at March 31, 2001 and 2000 are unaudited, but include all adjustments which the Company considers necessary for a fair presentation. The accompanying unaudited interim financial statements for the six month period ended March 31, 2001 are not necessarily indicative of the results which can be expected for the entire year.

         The accompanying consolidated financial statements at March 31, 2001 include the accounts of its then wholly owned subsidiary, Pego Systems, Inc. (Pego). All significant intercompany balances and transactions have been eliminated and such consolidated financial statements have been prepared in accordance with GAAP. Pego was acquired November 16, 2000 and sold March 1, 2001.


         Use of Accounting Estimates
         ---------------------------
         The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         Cash Equivalents
         ----------------
         For purposes of reporting of cash flows, the Company classifies all cash and short-term investments with maturities of three months or less to be cash equivalents.

         Fair Value of Financial Instruments
         -----------------------------------
         The methods and assumptions used to estimate the fair value of each class of financial instruments are as follows:

         Cash and cash equivalents, receivables, accounts payable, accrued payable, due to or from stockholders and officers are reflected in the financial statements at fair value because of the short maturity of these instruments.

         Concentration of Credit Risk
         ----------------------------
         Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash. Cash is held in banks or other financial institutions and at times may exceed federally insured limits. The Company has not incurred any losses on its cash deposits and it does not believe it is exposed to any significant credit risk therefrom.

         Property and Equipment
         ----------------------
         Property and equipment are valued at cost. Depreciation is provided by use of the straight-line method over the estimated useful lives of the assets. Useful lives of the respective assets are two to five years. Fully depreciated assets are written off in the year after they are fully depreciated.

         Upon the sale or retirement of property and equipment the related cost and accumulated depreciation are eliminated from the accounts and the resulting gain or loss, if any, are recorded. Repairs and maintenance expenditures that do not extend the useful lives are included in expense during the period they are incurred.

         Impairment of Long-Lived Assets
         -------------------------------
         It is the Company's policy to periodically evaluate the economic recover ability of all of its long-lived assets. In accordance with that policy, when the Company determines that an asset has been impaired, it recognizes the loss in its statement of operations.

         Revenue Recognition
         -------------------
         Revenue is recognized from sales and services when they are performed.

         Comprehensive Income
         --------------------
         The Company has adopted SFAS No. 130 Reporting Comprehensive Income. The Company has no reportable differences between net income and comprehensive income, therefore a statement of comprehensive income has not been presented.

         Stock-Based Compensation
         ------------------------
         SFAS No. 123, "Accounting for Stock-Based Compensation" established accounting and disclosure requirements using a fair-value based method of accounting for stock-based employee compensation plans. The Company has elected to remain on its current method of Accounting as described above, and has adopted the disclosure requirements of SFAS No. 123.

         The Company established an employee compensation plan dealing with stock in fiscal year ending September 30, 2000.

         Advertising
         -----------
         The Company expenses advertising as it occurs. The Company incurred advertising expense of $10 and $134,515 for fiscal years ended September 30, 2000 and 1999 respectively. For the six months ended March 31, 2001 and 2000 the Company incurred advertising of $-0- and $10 respectively.

         Net Loss Per Share of Common Stock
         ----------------------------------
         The basic and diluted net income (loss) per common share in the accompanying statements of operations are based upon the net income
         (loss) divided by the weighted average number of shares outstanding during the periods presented. Diluted net (loss) per common share is the same as basic net loss per share since the inclusion of all potentially dilutive common shares that would be issuable upon exercise of outstanding stock options and warrants would be anti-dilutive. Diluted net income per common share recognizes the potentially dilutive common shares that would be issuable upon exercise of outstanding stock options and warrants.

         Income Taxes
         ------------
         The Company has adopted the provisions of statements of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which incorporates the use of the asset and liability approach of accounting for income taxes. The asset and liability approach requires the recognition of deferred tax assets and liabilities for the expected future consequences of temporary differences between the financial reporting basis and tax basis of assets and liabilities.

         Reclassifications
         -----------------
         Certain accounts in the prior years audited and the six months unaudited periods financial statements have been reclassified for comparative purposes to conform with the current presentation.

NOTE 3 - Property and Equipment
         ----------------------
         Property and equipment (computer and other equipment with estimated useful lives of 2-5 years) consisted of the following at September 30, 2000 and 1999:

                                             September 30,          March 31,
                                         2000          1999            2001
                                     -----------   -----------    -------------

  Computer & other equipment           $16,817      $ 16,817         $16,817
  (Less) accumulated depreciation     ( 16,606)      (14,643)        (16,606)
                                      --------    ----------        --------

  Net Property and Equipment          $    211      $  2,174         $   211
                                      ========    ==========        ========

NOTE 4 - Receivable - Embro Investments
         ------------------------------
         On March 1, 2001 the Company sold its only subsidiary, Pego Systems, Inc. (Pego), to Embro Investments (Embro), a non related party of Hong Kong, Peoples Republic of China for $1,500,000. Payment was made with a promissory note for $1,500,000 plus 8% accrued interest, receivable in one lump sum on January 14, 2004.

         The Company can take back Pego if it determines the $1,500,000 note receivable may not be collectible. By that time, however, it could be too late to recover the amounts due. So, management has determined it prudent to report the note from Embro and the related sale of Pego to Embro at $500,000 rather than $1,500,000. Consequently, the financial statements reflect the sale at $500,000 not $1,500,000.


NOTE 5 - Related Party Transactions
         --------------------------
         Monies have been advanced by the Company to an officer - shareholder. The amounts due to the Company at September 30, 2000 and March 31, 2001 are $-0- and $27,300 respectively.

NOTE 6 - Common Stock
         ------------
         From November 1998 through August 1999, 10,286,251 shares of common stock were issued for $991,581 under a Rule 504 Regulation D offering. Of the $991,581 to receive for stock, $580,800 has been received, $529,500 in cash and $51,300 in services rendered. As of September 30, 2000, $410,781 in stock issued remains unpaid. These subscribed and issued, but unpaid shares are secured by stock in an unrelated corporation under recourse promissory notes. The terms of payment extend for two years from the date of issue, which was March 26, 1999, with a one year extension provision. The notes bear interest at 8% per annum until paid. No interest on these notes have been recognized in the financial statements.

         In August, 1999 the Company issued 1,200,000 shares of its common stock at $0.001 per share, or $1,200 to UTNS for its stock also valued at $1,200 pursuant to Section 4 (2) of the Securities Act of 1933 in an isolated private transaction by the Company which did not involve a public offering. Management has since determined it is not in the best interest of the Company to have completed this transaction and plans to undo it, if possible. Management considers the UTNS investment worthless and therefore has opted to leave it off the financial statements even though the common stock of the Company issued for the UTNS investment is recognized on the financial statements.

         The Company has an employee benefit plan (refer to note 7). As of September 30, 2000 and March 31, 2001 no options have been granted. As of September 30, 2000 no shares of Stock had been granted. On January 17, 2001 there were granted and issued 1,700,000 shares of Stock at a price of $.01 for a total or $17,000.

         On November 16, 2000 the Company acquired all of the stock of Pego Systems, Inc. for 15,000,000 shares of common stock, or 50% of the common stock outstanding of the Company after the acquisition. Refer to Notes 1, 4 and 12. Management has treated this transaction as a purchase and has assigned a value of $.01 per share for a total value of $150,000 for this acquisition.

         On January 17, 2001 a total of 890,000 shares of common stock were issued for services rendered. They were issued at $.01 per share for a total value of $8,900.

         There are a total of 15,526,899 and 33,116,899 shares of common stock issued with no shares held in the name of the Company as of September 30, 2000 and March 31, 2001 respectively.

NOTE 7 - Employee Benefit Plan
         ---------------------
         On March 15, 1999 the Company adopted the Employee Benefit Plan of Staruni Corporation (the "Plan"). Under the Plan, the Company may issue stock, or grant options to acquire the Company's common stock, par value $0.01, (the "Stock") from time to time to employees and other individuals who are non employees, including consultants or advisors of the Company or its subsidiaries. However, no stock may be issued, or option granted under the benefit plan to consultants, advisors, or other persons who directly or indirectly promote or maintain a market for the Company's securities.

         A total of three million (3,000,000) shares of Stock may be subject to, or issued pursuant to, Benefits granted under this Plan. The Plan Administrators, under the direction of the Board of Directors, shall determine from time to time the terms, conditions and price of the options granted. Options shall not be construed to be Stock and cannot be exercised after the expiration of its term.

         As of September 30, 2000 and March 31, 2001 no options have been granted. As of September 30, 2000 no shares of Stock had been granted. As of March 31, 2001 there have been granted and issued 1,700,000 shares of Stock. They were issued and granted January 17, 2001 at $.01 per share for a total of $17,000. This leaves 1,300,000 shares remaining that can be granted and issued under the Plan.

NOTE 8 - Lease Commitments
         -----------------
         The Company entered into three computer equipment and software lease contracts payable over 24 months, all ending before September 30, 2001.

         Lease commitments by period are:
                           September 30, 2001                       1,965
                           March 31, 2001                              -0-

         The Company rents office space at $1,530 per month on a month to month basis with no long term commitment. It also rents space and usage of Internet equipment and phone clinic at $1,950 per month on a month to month arrangement.

         Lease and rental expense, including computer equipment and office space, by period is:

                                                                 General and
                                    Computer & Internet        Administrative
                                    related expenses               Expenses
                                     (As computer leases)      (As office rent)
                                   ----------------------      ----------------

        September 30, 2000                 $28,824                  $19,264
        September 30, 1999                  28,485                   17,985
        March 31, 2001 (6 months)           16,596                    9,212
        March 31, 2000 (6 months)           15,022                   11,579

NOTE 9 - Income Taxes
         ------------
         The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are at:

                                           September 30,           March 31,
                                         2000          1999          2001
                                      ------------   -----------  ------------
   Deferred tax assets:
   Net operating loss carryforward      $ 140,000     $ 85,000      $140,000
                                        ----------    --------      --------

   Total gross deferred tax assets        140,000       85,000       140,000

   (Less) valuation allowance            (140,000)     (85,000)     (140,000)
                                        -----------  ---------     ---------

   Net deferred tax assets                   -            -             -
                                        -----------  ---------     ---------

   Deferred tax liabilities:
   Total gross deferred tax liabilities      -            -             -
                                        -----------  ---------     ---------

   Net deferred tax                     $    -       $    -             -
                                        ===========  =========     =========

         The Company has available for income tax purposes approximately $665,000 at September 30, 2000 and $660,000 at March 31, 2001 in
         federal net operating loss carry forwards which may be used to offset future taxable income. These loss carry forwards begin to expire in fiscal year 2013. Should the Company undergo an ownership change as defined in Section 382 of the Internal Revenue Code, the Company's tax net operating loss carry forwards generated prior to the ownership change will be subject to an annual limitation which could reduce, eliminate or defer the utilization of these losses.

NOTE 10 - Going Concern Issues
          --------------------
         The Company has suffered significant losses the past two years. Despite the strong current ratio and equity position at September 30, 2000, unless significant additional cash flows come into the Company, or a major reduction in operating losses occur, the Company could be in jeopardy of continuing operations. Management is attempting to merge with another Company that will provide positive cash flow. It is also seeking additional financing with a Private Equity Line of Credit Agreement (refer to Note 12).

NOTE 11 - Acquisition and Discontinued Operations of Subsidiary (unaudited)
          -----------------------------------------------------------------
         On November 16, 2000 the Company acquired all of the stock of Pego Systems, Inc. (Pego) from Enova Holdings, Inc. for 15,000,000 shares of the Company, or whatever amount equals 50% of the Company after the acquisition. The Company was in the process of closing down the operations of Pego when it sold Pego on March 1, 2001 to Embro Investments. (Refer to Notes 1 and 4).

         The Company has compiled the financial statements of Pego Systems, Inc. as of November 16, 2000 (date of acquisition) to March 1, 2001 (date of sale and disposition). Management has reported this activity as discontinued operations in the unaudited statement of operations for the six months ending March 31, 2001.

         Below summarizes the unaudited results of the discontinued operations of Pego as reported for the six months ending March 31, 2001

         Net sales                                      $    344,013
                                                        ------------

         Direct cost of sales                                280,000
         Interest expense                                     92,600
         General and administrative expenses                 320,067
                                                         -----------

         Total operating expenses                            692,667
                                                         -----------

         Income (loss) from operations before
         provision for income taxes                         (348,654)

         Provision for income taxes                                -
                                                        ------------

         Net (loss)                                     $   (348,654)
                                                        -------------

NOTE 12 - Subsequent Event (unaudited)
          ----------------------------

         Private Equity Line of Credit Agreement

         In July 2001 the Company is planning to file with the Securities & Exchange Commission (SEC) a registration statement on SEC Form SB-2, the purpose of which will be to register for resale on behalf of certain selling shareholders:

         o Up to 25,750,000 shares of common stock issuable to the selling shareholders, pursuant to a Private Equity Line of Credit Agreement entered with Boat Basin Investors, LLC, (Boat Basin) and

         o Up to 4,250,000 shares of common stock issuable upon the exercise of up to 4,250,000 common stock purchase warrants to issue to the selling shareholders pursuant to the Private Equity Line of Credit Agreement.

         This would make a total of up to 30,000,000 shares of common stock that may be issued. Assuming the issuance of the maximum number of shares of common stock based upon the price of the common stock assumed in the registration statement, under the Private Equity Line of Credit Agreement, the Company anticipates the aggregate value of $2,400,000 that may be received by the Company.

         The Company has entered into a Private Equity Line of Credit Agreement with Boat Basin, a non related party, whereby the Company will sell unrestricted common stock for cash. The sale price of the common stock will be at the lowest bid price of the Company's common stock in the previous 30 days. The Company is not required to sell shares of its common stock under the agreement if the lowest closing bid price falls below $.20 per share during the pricing period. Under the investment agreement, the hares of common stock may be sold at a 25% discount to the lowest closing bid price of our common stock during the pricing period.

         The Company is also obligated to issue to Boat Basin certain common stock purchase warrants, expiring three years from the date of issue, to purchase additional shares of our common stock. The number of share of common stock obligate of is equal to 10% of the number of shares directly sold to Boat Basin under the investment agreement. The exercise price of these warrants is 120% of the price paid by Boat Basin for shares directly purchased under the investment agreement.

Item 27. Exhibits list

EXHIBIT
NUMBER                                DESCRIPTION
-----------------------------------------------------------------------------
3.0 Articles of Incorporation of Altius Corp. dated February 1, 1962 and filed February 5, 1962.

3.1 Certificate of Amendment of Articles of Incorporation of Altius Corp. dated January 29, 1971 and filed April 9, 1971.

3.2 Certificate of Amendment of Articles of Incorporation of Altius Corp. dated December 30,1996 and filed March 24, 1997 wherein the name of the corporation was changed from Altius Corp. to Staruni Corporation.

3.3 Certificate of Amendment of Articles of Incorporation of Staruni Corporation dated June 15, 1999 and filed August 20, 1999.

3.4                 By-Laws of Altius Corp. (Staruni Corporation) dated February
                    8, 1962.

4.0                 Staruni Employee Benefit Plan dated March 15, 1999

5.0*                Opinion  of  Bruce D. Stuart,  Esq. Re:  Legality  of Common
                    Stock

10.0 Consulting Agreement dated August 31, 2000 between Staruni Corporation and AMD Capital L.L.C.

10.1 Consulting Agreement dated August 18, 2000 between Staruni Corporation and James Morris & Associates.

10.2 Consulting Agreement dated August 18, 2000, between Staruni Corporation and Rocket Worldwide Consulting, Inc.

10.3 Consulting Agreement dated September 6, 2000 between Staruni Corporation and Observation Capital.

10.4 Stock Purchase Agreement dated November 16, 2000 between Staruni Corporation and Enova Holdings, Inc.

10.5 Private Equity Line of Credit Agreement between Boat Basin Investors, LLC and Staruni Corporation dated September 28, 2000.

10.6 Form of Common Stock Purchase Warrant To The Private Equity Line of Credit Agreement between Boat Basin Investors, LLC and Staruni Corporation dated September 28, 2000.

10.7 Commitment Common Stock Purchase Warrant To The Private Equity Line of Credit Agreement between Boat Basin Investors, LLC and Staruni Corporation dated September 28, 2000.

10.8                Escrow Agreement Dated September 28,  2000  Between  Staruni
                    Corporation,   Boat  Basin   Investors,   LLC,   and  Novack
                    Burnbaum & Crystal, LLP.

10.9 Placement Agent Agreement between Staruni Corporation and Capstone Partners, L.C., a Utah Limited Liability Company dated October 13, 2000.

23.0                Consent  Letter  of Bruce D. Stuart, Esq. (incorporated into
                    Exhibit 5.0).

23.1                Consent of Sellers & Associates, P.C., certified public
                         accountants.


* Exhibit to be filed by amendment.

Item 28. Undertakings

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions or otherwise, the small business issuer has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, California on July 26, 2001.


                                STARUNI CORPORATION


                                By:
                                     ----------------------------------------
                                     Bruce D. Stuart, chairman, president and
                                                      chief executive officer

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby authorizes Bruce D. Stuart with the full power of substitution, to execute in the name and on behalf of such person any amendment or any post-effective amendment to this Registration Statement, and any registration statement relating to any offering made in connection with the offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits thereto, and other documents in connection therewith, making such changes in this Registration Statement as the Company deems appropriate, and appoints Bruce D. Stuart with full power of substitution, attorney-in-fact to sign any amendment and any post-effective amendment to this Registration Statement and to file the same, with exhibits thereto, and other documents in connection therewith.

             NAME                        CAPACITY                  DATE
-----------------------------    ------------------------  -------------------


-----------------------------    Chairman, president and   July 26, 2001
      Bruce D. Stuart            chief executive officer
                                 and director


-----------------------------    Vice-President and        July 26, 2001
      Michael Petrusis           Director


-----------------------------    Principal
      Bruce D. Stuart            accounting officer        July 26, 2001


-----------------------------    Vice-President and
      Robert I. Riecks           Director                  July 26, 2001

                                INDEX TO EXHIBITS

EXHIBIT
NUMBER                                DESCRIPTION
-----------------------------------------------------------------------------
3.0 Articles of Incorporation of Altius Corp. dated February 1, 1962 and filed February 5, 1962.

3.1 Certificate of Amendment of Articles of Incorporation of Altius Corp. dated January 29, 1971 and filed April 9, 1971.

3.2 Certificate of Amendment of Articles of Incorporation of Altius Corp. dated December 30,1996 and filed March 24, 1997 wherein the name of the corporation was changed from Altius Corp. to Staruni Corporation.

3.3 Certificate of Amendment of Articles of Incorporation of Staruni Corporation dated June 15, 1999 and filed August 20, 1999.

3.4                 By-Laws of Altius Corp. (Staruni Corporation) dated February
                    8, 1962.

4.0                 Staruni Employee Benefit Plan dated March 15, 1999

5.0*                Opinion  of  Bruce D. Stuart,  Esq.  Re:  Legality of Common
                    Stock

10.0 Consulting Agreement dated August 31, 2000 between Staruni Corporation and AMD Capital L.L.C.

10.1 Consulting Agreement dated August 18, 2000 between Staruni Corporation and James Morris & Associates.

10.2 Consulting Agreement dated August 18, 2000, between Staruni Corporation and Rocket Worldwide Consulting, Inc.

10.3 Consulting Agreement dated September 6, 2000 between Staruni Corporation and Observation Capital.

10.4 Stock Purchase Agreement dated November 16, 2000 between Staruni Corporation and Enova Holdings, Inc.

10.5 Private Equity Line of Credit Agreement between Boat Basin Investors, LLC and Staruni Corporation dated September 28, 2000.

10.6 Form of Common Stock Purchase Warrant To The Private Equity Line of Credit Agreement between Boat Basin Investors, LLC and Staruni Corporation dated September 28, 2000.

10.7 Commitment Common Stock Purchase Warrant To The Private Equity Line of Credit Agreement between Boat Basin
                    Investors, LLC and Staruni Corporation dated September 28, 2000.

10.8 Escrow Agreement Dated September 28, 2000 Between Staruni Corporation, Boat Basin Investors, LLC, and Novack Burnbaum & Crystal, LLP.

10.9 Placement Agent Agreement between Staruni Corporation and Capstone Partners, L.C., a Utah Limited Liability Company dated October 13, 2000.

23.0                Consent  Letter  of Bruce D. Stuart, Esq. (incorporated into
                    Exhibit 5.0)

23.1                Consent of Sellers & Associates, P.C., certified public
                         accountants.
* Exhibit to be filed by amendment.